Exhibit 2.01

PURCHASE AGREEMENT
by and between
MOMENTIVE SPECIALTY CHEMICALS INC.
and
HARIMA CHEMICALS, INC.
_________________

November 30, 2010
________________

Page

Article I	Purchase and Sale ............................................................................................................................................	1
	1.1 Pre-Closing Restructuring ...................................................................................................................	1
	1.2 Purchase and Sale of Holdco ..................................................................................................................	1
	1.3 Acquired Subsidiaries; Purchased Assets ...............................................................................................	1
	1.4 Excluded Assets ......................................................................................................................................	2
	1.5 Liabilities Assumed by Holdco and the Acquired Subsidiaries .............................................................	3
	1.6 Liabilities Not Assumed by Holdco and the Acquired Subsidiaries ......................................................	4
	1.7 Assignment of Contracts and Rights ......................................................................................................	4
	1.8 Subsidiary Involvement ..........................................................................................................................	5
Article II	Purchase Price .................................................................................................................................................	5
	2.1 Purchase Price ....................................................................................................................................	5
	2.2 Closing Date Payments ..........................................................................................................................	5
	2.3 Preliminary Adjustment Statement and Preliminary Purchase Price Adjustment ..................................	5
	2.4 Final Purchase Price Adjustment ............................................................................................................	6
	2.5 Final Adjustment Statement ...................................................................................................................	6
	2.6 Purchase Price Allocation .......................................................................................................................	7
Article III	Closing ............................................................................................................................................................	8
	3.1 Closing Location ....................................................................................................................................	8
	3.2 Closing Date ...........................................................................................................................................	8
	3.3 Proceedings at Closing ...........................................................................................................................	8
Article IV	Representations and Warranties of THE SELLER ..........................................................................................	8
	4.1 Organization and Good Standing ...........................................................................................................	8
	4.2 Corporate Authorization .........................................................................................................................	8
	4.3 No Conflicts ...........................................................................................................................................	8

(continued)
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	4.4 Title to and Sufficiency of the Purchased Assets ...................................................................................	9
	4.5 Capitalization; Equity Structure .............................................................................................................	9
	4.6 Third Party Consents ..............................................................................................................................	9
	4.7 Pro Forma Financial Statements; No Undisclosed Liabilities ...............................................................	9
	4.8 Absence of Certain Changes ..................................................................................................................	10
	4.9 Material Contracts ..................................................................................................................................	10
	4.10 Litigation ..............................................................................................................................................	11
	4.11 Compliance with Laws and Court Orders; Permits ..............................................................................	11
	4.12 Properties ..............................................................................................................................................	12
	4.13 Brokers .................................................................................................................................................	12
	4.14 Employment Matters ............................................................................................................................	12
	4.15 Employee Benefit Plans .......................................................................................................................	12
	4.16 Environmental Compliance ..................................................................................................................	14
	4.17 Intellectual Property .............................................................................................................................	14
	4.18 Tax Matters ...........................................................................................................................................	15
	4.19 Inventory ..............................................................................................................................................	16
	4.20 Retention Bonus Liabilities ..................................................................................................................	16
	4.21 Solvency ...............................................................................................................................................	16
	4.22 Arm's Length Negotiations ...................................................................................................................	16
	4.23 Exclusivity of Representations .............................................................................................................	16
Article V	Representations and Warranties of the Buyer .................................................................................................	17
	5.1 Corporate Existence and Power .............................................................................................................	17
	5.2 Corporate Authorization .........................................................................................................................	17
	5.3 No Conflicts ...........................................................................................................................................	17

(continued)

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	5.4 Financing ................................................................................................................................................	17
	5.5 Litigation ................................................................................................................................................	17
	5.6 HSR Act .................................................................................................................................................	17
	5.7 Brokers ...................................................................................................................................................	17
	5.8 Inspections; No Other Representations ..................................................................................................	17
	5.9 Investment Intent ....................................................................................................................................	17
	5.10 Arm's Length Negotiations ...................................................................................................................	17
Article VI	Covenants and Agreements .............................................................................................................................	18
	6.1 Access ..................................................................................................................................................	18
	6.2 Conduct of Business ...............................................................................................................................	18
	6.3 Efforts; No Inconsistent Actions ............................................................................................................	19
	6.4 Expenses of Sale .....................................................................................................................................	19
	6.5 Maintenance of Records .........................................................................................................................	20
	6.6 Notification of Certain Matters; Supplemental Information ..................................................................	20
	6.7 Confidentiality; Publicity .......................................................................................................................	20
	6.8 Further Assurances .................................................................................................................................	21
	6.9 WARN Act ..............................................................................................................................................	21
	6.10 IT Systems ............................................................................................................................................	21
	6.11 Insurance Coverage ..............................................................................................................................	22
	6.12 Intercompany Receivables and Payables .............................................................................................	22
	6.13 Use of the Seller's Name and Marks ....................................................................................................	22
	6.14 VAT Receivables ..................................................................................................................................	23
	6.15 Definitive Documentation of Pre-Closing Restructuring .....................................................................	23
	6.16 Guarantees ............................................................................................................................................	23

(continued)

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	6.17 Tax Matters .........................................................................................................................................	23
	6.18 Non-Compete ......................................................................................................................................	24
	6.19 Due Diligence Recordings ..................................................................................................................	24
	6.20 Transferred Cash .................................................................................................................................	25
Article VII	Closing Conditions ........................................................................................................................................	25
	7.1 General Conditions ...............................................................................................................................	25
	7.2 Conditions to Obligations of the Buyer ................................................................................................	25
	7.3 Conditions to Obligations of the Seller ................................................................................................	26
Article VIII	Closing Deliveries .........................................................................................................................................	26
	8.1 By the Seller .........................................................................................................................................	26
	8.2 By the Buyer .........................................................................................................................................	27
	8.3 By the Seller and the Buyer ..................................................................................................................	27
Article IX	Employee Provisions .....................................................................................................................................	27
	9.1 Offers of Employment to Specified Employees ...................................................................................	27
	9.2 Transferred Employees .........................................................................................................................	27
	9.3 The Seller and Employees ....................................................................................................................	28
	9.4 Post-Closing Payments Related to Retention Bonus Liabilities ...........................................................	28
	9.5 COBRA .................................................................................................................................................	28
	9.6 Non-Solicitation ....................................................................................................................................	28
	9.7 No Third Party Beneficiaries ................................................................................................................	29
Article X	Termination ....................................................................................................................................................	29
	10.1 Termination of Agreement ..................................................................................................................	29
	10.2 Effect of Termination ..........................................................................................................................	29
Article XI	Survival of Representations and Warranties; Indemnification ......................................................................	29
	11.1 Indemnification ...................................................................................................................................	29

(continued)

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	11.2 Survival ...............................................................................................................................................	30
	11.3 Survival of Claims ..............................................................................................................................	30
	11.4 Mitigation ............................................................................................................................................	30
	11.5 Procedures for Indemnification ..........................................................................................................	30
	11.6 Calculation of Damages ......................................................................................................................	31
	11.7 Remedies .............................................................................................................................................	31
	11.8 Environmental .....................................................................................................................................	32
	11.9 Akzo Indemnity ..................................................................................................................................	32
Article XII	Definitions; Rules of Construction ................................................................................................................	32
	12.1 Certain Definitions ..............................................................................................................................	32
	12.2 Rules of Construction .........................................................................................................................	41
	12.3 Exhibits and Schedules .......................................................................................................................	41
	12.4 Knowledge ..........................................................................................................................................	41
Article XIII	Miscellaneous ................................................................................................................................................	42
	13.1 Governing Law ...................................................................................................................................	42
	13.2 Arbitration; Consent to Jurisdiction and Service of Process ..............................................................	42
	13.3 Notices ................................................................................................................................................	43
	13.4 Entire Agreement ................................................................................................................................	44
	13.5 Waivers and Amendments ..................................................................................................................	44
	13.6 Binding Effect; Assignment ................................................................................................................	44
	13.7 Headings .............................................................................................................................................	44
	13.8 Interpretation .......................................................................................................................................	44
	13.9 Severability .........................................................................................................................................	44
	13.10 Counterparts ......................................................................................................................................	45

(continued)

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13.11 No Third Party Beneficiaries ..............................................................................................................	45
13.12 Interest ............................................................................................................................................	45

EXHIBITS
Exhibit A	Selling Subsidiaries
Exhibit B	Financial Statements
Exhibit C	Custom IT Systems Components
Exhibit D	Form of Transitional Services Agreement
Exhibit E	Form of Toll Processing Agreement
Exhibit F	Form of Reverse Toll Agreement
Exhibit G	Form of ROBUST License Agreement

SCHEDULES
Schedule 1.1	Pre-Closing Restructuring and Acquired Subsidiaries
Schedule 1.3(a)(i)	Owned Real Property
Schedule 1.3(a)(ii)	Leased Real Property
Schedule 1.3(h)	Business IP
Schedule 1.3(m)	Other Purchased Assets
Schedule 1.4(m)	Excluded Property
Schedule 2.6	Purchase Price Allocation
Schedule 4.4 (c)	Fixed Assets
Schedule 4.5(b)	Capitalization
Schedule 4.6	Third Party Consents
Schedule 4.9	Material Contracts
Schedule 4.11	Permits
Schedule 4.14(a)	Employee Manuals and Handbooks
Schedule 4.14(b)(i)	Employees of the Business
Schedule 4.14(b)(ii)	Bonuses, Salary and Benefits Increases
Schedule 4.14(b)(iii)	Severance Arrangements
Schedule 4.15(a)	Acquired Subsidiary Benefit Plans and Employee Plans
Schedule 4.17(a)	Registered Business IP
Schedule 4.17(b)	Non-Exclusive Licenses
Schedule 4.17(k)	Business IP License Agreements
Schedule 6.2	Conduct of Business
Schedule 6.9	Terminated Employees
Schedule 6.10(b)	IT Services
Schedule 6.13	Acquired Subsidiaries using Seller's Name
Schedule 6.16	Business Guarantees
Schedule 7.1(b)	Approvals
Schedule 7.2(c)	Third Party Consents
Schedule 7.2(d)	Permits
Schedule 9.4	Retention Bonus Liabilities
Schedule 12.1(a)	Permitted Liens
Schedule 12.1(b)	VAT Receivables

PURCHASE AGREEMENT, dated as of November 30, 2010 (this “Agreement”), by and between Harima Chemicals, Inc., a Japan kabushiki kaisha (the “Buyer”), and MOMENTIVE SPECIALTY CHEMICALS INC. (formerly known as Hexion Specialty Chemicals, Inc.), a New Jersey corporation (the “Seller”). The Seller is entering into this Agreement on behalf of itself and those of its Subsidiaries (as defined below) possessing or having ownership of Purchased Assets (as defined below), which Subsidiaries are listed on Exhibit A hereto (collectively, the “Selling Subsidiaries”). Unless otherwise indicated, capitalized terms used herein have the respective meanings set forth in Section 12.1.
WHEREAS, in addition to various other lines of business, the Seller, the Selling Subsidiaries and the Acquired Subsidiaries (as defined below) are engaged in the business of developing, manufacturing, marketing, selling and distributing resins and related products at (i) their manufacturing facilities and research and development operations in Baxley, Georgia; LaVergne, Tennessee; Concordia, Argentina; Kallo, Belgium; Maastricht, The Netherlands; Mt. Maunganui, New Zealand; Nanping, China; Funing, China; Fengkai, China; Suzhou, China and Gunsan, Korea, (ii) their research and development operations in Carpentersville, Illinois and Shanghai, China, and (iii) their business offices in Acasusso, Argentina; Shanghai, China and Singapore, with such resins and related products being primarily used for the manufacture of printing inks, adhesives, synthetic rubber, aroma chemicals and specialty coatings (the “Business”); and
WHEREAS, the Buyer desires to purchase from the Seller and the Selling Subsidiaries, and the Seller desires that it and the Selling Subsidiaries sell to the Buyer, the Purchased Assets (as hereinafter defined), and the Seller desires that the Buyer assume, and the Buyer has agreed to assume, the Assumed Liabilities (as hereinafter defined), in each case upon the terms and subject to the conditions set forth in this Agreement, including through the purchase and sale of all of the issued and outstanding shares of capital stock of Holdco (as defined below); and
WHEREAS, in connection therewith, the Buyer desires that the Seller and the Selling Subsidiaries complete, and the Seller has agreed to complete and to cause the Selling Subsidiaries to complete, the Pre-Closing Restructuring (as defined below) upon the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, after arm's length negotiations between and among representatives of the Buyer and the Seller, and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, receipt and sufficiency of which are acknowledged, the Seller and the Buyer hereby agree as follows:
Article I
Purchase and Sale
1.1 Pre-Closing Restructuring. Prior to the Closing, the Seller shall, and/or shall cause the Selling Subsidiaries, as applicable, to, substantially in the manner contemplated on Schedule 1.1:
(a)transfer or contribute all of the issued and outstanding shares of capital stock of, or equivalent ownership interest in, each of the direct and indirect Subsidiaries of the Seller listed on Schedule 1.1, which shall consist of Subsidiaries of the Seller in existence on the date hereof (“Existing Subsidiaries”) and newly formed or to-be-formed Subsidiaries (the “New Subsidiaries,” and together with the Existing Subsidiaries, the “Acquired Subsidiaries”) to a direct or indirect wholly-owned subsidiary of the Seller (“Holdco”); and
(b)transfer or assign the Purchased Assets and the Assumed Liabilities (each as hereinafter defined) held by the Seller or the Selling Subsidiaries, as applicable, in the United States, Korea, New Zealand and Australia to the New Subsidiaries as specified on Schedule 1.1 (the transactions contemplated by this Section 1.1, the “Pre-Closing Restructuring”).

1.2 Purchase and Sale of Holdco. On the terms and subject to the conditions set forth herein, at the Closing, the Seller shall sell and transfer to the Buyer, and the Buyer shall purchase from the Seller, all of the issued and outstanding shares of capital stock of Holdco.

1.3 Acquired Subsidiaries; Purchased Assets. As of the Closing, Holdco shall own all of the issued and outstanding shares of capital stock of the Acquired Subsidiaries, and Holdco and the Acquired Subsidiaries shall own and, if capable of possession, possess the following assets, properties, rights, Contracts and claims related to the Business, in each case, other than the Excluded Assets (collectively the “Purchased Assets”):

(a) the real property listed on Schedule 1.3(a)(i) (the “Owned Real Property”), and the leases with respect to the real properties listed on Schedule 1.3(a)(ii) (the “Leased Real Property”);

(b) all buildings, warehouses, storage tanks, structures, technical equipment, including computers, and machines, other equipment, machinery, tools, spare parts, personal property, furniture, and fixtures, in each case, owned by the Seller or any of the Selling Subsidiaries as of the Closing Date, used in connection with the Business as currently conducted and located at the Owned Real Property or the Leased Real Property;
(c)all accounts receivable, trade accounts and notes receivable and other revenues relating to the Business as of the Effective Time, in each case to the extent reflected in the Final Transferred Working Capital;

(d)all intangible assets (other than Intellectual Property, which is addressed in clause (h) below) related primarily to the Business as currently conducted, including concessions, industrial property rights and similar rights and assets, and goodwill;

(e)all inventory held for sale and all raw materials, supplies, operating materials, work-in-process, finished goods and merchandise, other items of inventory, packing supplies and payments on account, in each case, related primarily to the Business as currently conducted (the “Inventory”);

(f)all rights resulting from prepaid expenses, deposits (including all equipment deposits) and claims for refund, credit and the like, in each case, related primarily to the Business as currently conducted;

(g)all original Business Records of Holdco and the Acquired Subsidiaries, and copies of all other Business Records, except for any such Business Records the delivery of copies of which is prohibited by applicable Law;

(h)all of the Seller's and the Selling Subsidiaries' right, title and interest in and to the specific Intellectual Property set forth on Schedule 1.3(h), subject to the ROBUST License Agreement (collectively, the “Business IP”);

(i)all rights and benefits under all Contracts, licenses and other instruments to which the Seller, any Selling Subsidiary, Holdco or any Acquired Subsidiary is a party or bound that relate primarily to the Business as currently conducted (collectively, the “Business Contracts”);

(j)all claims, warranties, causes of action, choses in action, rights of recovery, rights of set-off and all benefits arising therefrom, in each case, to the extent related primarily to the Business as currently conducted;

(k)all Permits and Environmental Authorizations held or used by the Seller, any Selling Subsidiary, Holdco or any Acquired Subsidiary primarily in connection with the operation of the Business (to the extent transfer is permitted by applicable Law);

(l)all computers and other information technology equipment owned by the Seller, any Selling Subsidiary, Holdco or any Acquired Subsidiary that has been issued to a Specified Employee;

(m)the assets of the Business listed on Schedule 1.3(m); and

(n)the Acquired Subsidiary Benefit Plans and any and all assets relating to or owned by, and all rights in and to, any Acquired Subsidiary Benefit Plan (whether held in trust or otherwise), including any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of the Seller or its Affiliates under any such Acquired Subsidiary Benefit Plan.

1.4 Excluded Assets. Notwithstanding anything herein to the contrary, as of the Closing, Holdco and the Acquired Subsidiaries shall not own or, if capable of possession, possess, and the Purchased Assets shall not include, and the Buyer is not acquiring, the following (collectively, the “Excluded Assets”):

(a) any and all insurance policies, binders and claims of the Seller and the Selling Subsidiaries and all credits, proceeds, causes of action or rights thereunder;

(b) any and all cash, cash equivalents, bank accounts, bank deposits, certificates of deposit or similar cash items of the Seller and the Selling Subsidiaries (other than any Transferred Cash);

(c) any and all Intellectual Property other than the Business IP;

(d) any and all Business Records, except the Business Records of Holdco and the Acquired Subsidiaries, and copies of all other Business Records;

(e) any and all rights of the Seller, the Selling Subsidiaries and their respective Affiliates (excluding Holdco and the Acquired Subsidiaries from and after the Closing) under the Transaction Documents;

(f) any and all Purchased Assets sold or otherwise disposed of during the period from the date hereof until the Closing Date in accordance with the provisions of Section 6.2;

(g) any and all refunds or credits (including interest thereon or claims therefor) relating to the VAT Receivables or with respect to any Taxes of a type and for a period that are Excluded Liabilities;

(h) any and all consolidated, combined or unitary Tax Returns that include the Seller or any of the Selling Subsidiaries;

(i) any and all assets relating to or owned by, and all rights in and to, any Benefit Plan or International Plan that is not an Acquired Subsidiary Benefit Plan, whether held in trust or otherwise, including any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund the obligations of the Seller or its Affiliates under any such Benefit Plan or International Plan that is not an Acquired Subsidiary Benefit Plan;

(j) any and all assets relating to or owned by the Seller, the Selling Subsidiaries and their respective Affiliates at their offices in Carpentersville, Illinois, Shanghai, China, Guangzhou, China and Singapore other than (x) any rights granted to the Buyer under the Transitional Services Agreement and (y) assets listed on Schedule 1.3(m);

(k) any and all other assets, rights and claims of the Seller, the Selling Subsidiaries or their respective Affiliates that are not used primarily in the Business as currently conducted and not expressly included in Section 1.3(a) through Section 1.3(n);

(l) any and all capital stock of Hexion Specialty Chemicals LTDA or any other Subsidiary of the Seller unless specifically provided for herein; and

(m) the assets of the Business listed on Schedule 1.4(m).

1.5 Liabilities Assumed by Holdco and the Acquired Subsidiaries. As of the Closing, subject to and except as provided in Section 1.6, Holdco and the Acquired Subsidiaries shall be liable for, and the Buyer shall cause Holdco and the Acquired Subsidiaries to, pay, perform and discharge as and when due, only the following Liabilities relating to or arising out of the conduct of the Business (the “Assumed Liabilities”):

(a) all Liabilities set forth on the unaudited pro forma statement of net assets of the Business as of the Balance Sheet Date, to the extent set forth therein, and all Liabilities incurred after the Balance Sheet Date incurred other than those incurred in violation of this Agreement to the extent (x) not satisfied prior to the Closing Date and (y) pertaining to the Business or the Purchased Assets on the Closing Date, including all Tax Liabilities for any taxable period beginning after the Closing Date or, in the case of any taxable period that includes, but does not begin, after the Closing Date, the portion of such period beginning after the Closing Date;

(b) subject to Section 11.1(a)(iv), all Liabilities relating to any products designed, manufactured, serviced or sold by the Business or services provided by the Business on or prior to the Closing Date, including all Liabilities of the Seller and the Selling Subsidiaries with respect to any return, warranty, product or similar Liabilities relating to products of the Business that were designed, manufactured, serviced or sold on or prior to the Closing Date or that were Inventory as of the Closing Date;

(c) to the extent outstanding on the Closing Date, all Liabilities of the Seller and the Selling Subsidiaries relating to accounts payable, trade accounts payable and notes payable and other payables of the Business, to the extent reflected in the Final Adjustment Statement;

(d) to the extent outstanding on the Closing Date, all Liabilities arising from commitments of the Seller and the Selling Subsidiaries (in the form of accepted purchase orders or otherwise), or outstanding quotations, proposals or bids, in each case with respect to the sale of products of the Business;

(e) to the extent outstanding on the Closing Date, all Liabilities arising from commitments of the Seller and the Selling Subsidiaries (in the form of issued purchase orders or otherwise), or outstanding quotations, proposals or bids, in each case to purchase or acquire raw materials, components, supplies or services for the Business;

(f) all Liabilities that arise out of or relate to the employment from and after the Closing Date of any Transferred Employee;

(g) all Liabilities, duties or obligations relating to the Transferred Employees arising out of the conduct of the Business by or for the benefit of the Buyer or its Affiliates (including, from and after the Closing, the Acquired Subsidiaries) from and after the Closing, and all Liabilities, duties or obligations assumed or required to be performed by the Buyer under Article IX;
(h) all Liabilities arising out of or relating to the Acquired Subsidiary Benefit Plans;
(i) all Liabilities that arise out of or relate to the Business Guarantees; and
(j) all Liabilities pertaining to the Purchased Assets and/or the Business, including Liabilities under the Business Contracts, to the extent arising on or after the Closing Date.

1.6 Liabilities Not Assumed by Holdco and the Acquired Subsidiaries. Notwithstanding Section 1.5, from and after the Closing, with respect to the Transaction, Holdco and the Acquired Subsidiaries shall not be liable or responsible for any Liabilities except for the Assumed Liabilities and the Liabilities set forth on the Final Adjustment Statement, including (collectively, the “Excluded Liabilities”):

(a) any Liability resulting from any inter-company payables or inter-company loans owed to the Seller or any of the Selling Subsidiaries from the Business;

(b) any Liability with respect to (i) Taxes owed by the Seller or any Selling Subsidiaries for any taxable period or (ii) Taxes of Holdco or any Acquired Subsidiary or otherwise related to the Business (including any contractual Liability with respect to Taxes of another Person other than Taxes payable indirectly pursuant to a triple net lease or similar customary agreement entered into in the ordinary course of business payments under which are determined or adjusted based in part on a tax payable by the counterparty) for any taxable period ending on or before the Closing Date or, in the case of any taxable period that includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date, other than transfer, documentary, gross receipts, sales and use Taxes and similar Liabilities, if any, resulting from the sale, assignment, transfer and delivery of the Purchased Assets, which shall be governed by Section 6.4 (a “Pre-Closing Tax Period”);

(c) any legal, accounting and investment banking fees and other expenses incurred by the Seller or the Selling Subsidiaries in connection with the Transaction;

(d) any Liabilities arising out of or related to any Benefit Plan or International Plan (except for Liabilities arising out of or related to the Acquired Subsidiary Benefit Plans) or any Contract of insurance for employee benefits, including any plan, program or policy providing for pension or retiree health or medical benefits;

(e) any Liabilities of any of the Seller or the Selling Subsidiaries to the extent relating to, or arising out of, the Excluded Assets;

(f) any Liabilities of any of the Seller or its Affiliates to the extent relating to, or arising out of, Litigation arising prior to, or pending as of, the Closing Date;

(g) any Liabilities of any of the Seller or its Affiliates to the extent relating to, or arising out of, Releases of Hazardous Materials occurring prior to the Closing Date at, on or under the Owned Real Property or the Leased Real Property; and

(h) any Liabilities arising out of or relating to real property, manufacturing facilities or any other assets not used in connection with, or any employees, independent contractors or other workers not employed by, the Business as of the Closing Date;
provided, however, that Excluded Liabilities that are historical Liabilities of Existing Subsidiaries shall remain Liabilities of such Existing Subsidiaries but shall be treated as Excluded Liabilities for purposes of indemnification in Section 11.1(a)(iii).
1.7 Assignment of Contracts and Rights.

(a) Notwithstanding anything herein to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any rights thereunder if (a) an attempted assignment, without the consent of a third party (each, an “Assignment Consent”), would constitute a breach or adversely affect the rights of the Buyer, the Seller or any Selling Subsidiary thereunder, and (b) the Seller has failed to obtain such Assignment Consent, despite commercially reasonable efforts to do so (each such Purchased Asset or right, a “Non-Assignable Asset”). For a period of up to twelve (12) months after the Closing, the Seller shall continue to use its commercially reasonable efforts to obtain all Assignment Consents necessary to transfer all Non-Assignable Assets as soon as practicable, and to the extent that and as long as an Assignment Consent cannot be obtained, the Seller or the Selling Subsidiary, as applicable, will retain the relevant Non-Assignable Asset and all associated Liabilities; provided, that the Seller, the Selling Subsidiaries and the Buyer will otherwise behave and treat each other as if the transfer or assignment had effectively taken place on the Closing Date. In particular, (i) the Seller and the Selling Subsidiaries will follow the Buyer's reasonable instructions regarding the exercise of any rights with respect to each Non-Assignable Asset, (ii) the Buyer shall indemnify the Seller and the Selling Subsidiaries against any and all Liabilities associated with each Non-Assignable Asset, (iii) the Seller and the Selling Subsidiaries shall apply the standard of care of a prudent businessman with respect to each Non-Assignable Asset, (iv) the Buyer shall use its commercially reasonable efforts to assist the Seller and the Selling Subsidiaries in performance of any obligations arising from each Non-Assignable Asset if such assistance is requested by the Seller or the Selling Subsidiaries, and (v) the Seller and the Selling Subsidiaries shall pass on to the Buyer all net benefits arising from each Non-Assignable Asset.

(b) Subject to Section 1.7(a), the Parties recognize and acknowledge that certain Business Contracts relate to both the supply of raw materials and supplies to the Business and the supply of raw materials and supplies to other businesses of the Seller and its Affiliates. The Seller will use its commercially reasonable efforts to amend any such Business Contract to delineate the rights and obligations related to the Business and to provide for assignment of those rights to the Buyer or, in the event that the Seller is unable to amend any such Business Contract prior to the Closing, the Seller shall assign such Business Contract to Holdco at Closing and then Holdco shall, and the Buyer shall cause Holdco to, use commercially reasonable efforts to make the components of such Business Contract that are not related to the Business available to the Seller and its Affiliates following the Closing for the duration of such Business Contract (including any extensions of the term thereof).

1.8 Subsidiary Involvement. It is understood by the Parties that the Seller conducts a portion of the Business through and in conjunction with the Selling Subsidiaries. To the extent any of the Purchased Assets are owned by or in the possession of a Selling Subsidiary, then the Seller, on behalf of itself and the appropriate Selling Subsidiary, shall take or cause to be taken all such actions as may be necessary to cause such Purchased Assets to be conveyed to the applicable Acquired Subsidiary prior to the Closing.

Article II
Purchase Price
2.1 Purchase Price. Subject to the terms and conditions of this Agreement (including adjustments to the Purchase Price described in this Article II), the aggregate purchase price for the capital stock of Holdco shall be an amount equal to (a) the Initial Consideration, plus or minus (b) the Final Working Capital Adjustment Amount, if any, plus (c) the Final Transferred Cash, if any, minus (d) the Final Transferred Indebtedness, if any, minus (e) the Final Transferred Plan Liability, in each case as determined pursuant to Section 2.5 (the “Purchase Price”). The Buyer shall be entitled to deduct and withhold from the Purchase Price such amounts, if any, as may be required to be deducted or withheld therefrom under any applicable provision of U.S. federal, state, local or foreign Tax law, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller as part of the Purchase Price. Notwithstanding the foregoing sentence, the Parties acknowledge that no amount of Tax is expected to be withheld from the Purchase Price based upon the facts and Law as in effect on the date of this Agreement. In the event the Buyer shall determine that Tax withholding is required based upon a change in Law or facts occurring subsequent to the date of this Agreement, the Buyer shall deliver notice to the Seller of any amounts the Buyer intends to withhold and the provision of U.S. federal, state or local or foreign Tax law pursuant to which such withholding is required not less than ten (10) days before the relevant payment; provided, that any failure by the Buyer to timely deliver such notice shall in no way limit or otherwise adversely affect the right of the Buyer to deduct and withhold any such amounts.

2.2 Closing Date Payments. On the Closing Date, the Buyer shall pay or cause to be paid to the Seller, by wire transfer of immediately available funds (in U.S. dollars) to an account or accounts designated by the Seller to the Buyer at least three (3) Business Days prior to the Closing Date, an amount (the “Closing Date Payment”) equal to: (a) the Initial Consideration; plus or minus (b) the Preliminary Adjustment Amount (as defined below); plus (c) $500,000 as reimbursement for the Seller's costs and expenses in connection with the Pre-Closing Restructuring payable at the Closing pursuant to Section 6.4; plus (d) $750,000 as payment of the initial set-up fee in connection with the IT Services (which, for the avoidance of doubt, shall satisfy the Buyer's obligation to pay such amount under the Transitional Services Agreement).

2.3 Preliminary Adjustment Statement and Preliminary Purchase Price Adjustment.
(o)The Seller shall prepare and deliver to the Buyer no earlier than ten (10) calendar days, and no later than five (5) Business Days, prior to the Closing Date, estimates of each of (i) the Transferred Working Capital, (ii) the Transferred

Cash and Transferred Indebtedness, and (iii) the Transferred Plan Liability (the “Preliminary Working Capital Statement”, the “Preliminary Cash/Indebtedness Statement” and the “Preliminary Plan Liability Statement”, respectively, and together, the “Preliminary Adjustment Statement”). Each of the Preliminary Working Capital Statement, the Preliminary Cash/Indebtedness Statement and the Preliminary Plan Liability Statement shall be prepared in accordance with the Financial Statements and with accounting policies, principles, practices and procedures used in the preparation thereof. The Preliminary Adjustment Statement shall be used solely to compute the Closing Date Payment. “Preliminary Adjustment Amount” means an amount equal to (i) the Estimated Working Capital Adjustment Amount, minus (ii) the Estimated Transferred Indebtedness, plus (iii) the Estimated Transferred Cash, minus (iv) the Estimated Transferred Plan Liability. If the Preliminary Adjustment Amount is a positive number, the Closing Date Payment shall be increased by such amount, and if the Preliminary Adjustment Amount is a negative number, the Closing Date Payment shall be decreased by the absolute value of such amount.

2.4 Final Purchase Price Adjustment. After the Closing, the Seller shall prepare the Final Adjustment Statement and the Parties shall determine the Final Transferred Working Capital, the Final Transferred Cash, the Final Transferred Indebtedness and the Final Transferred Plan Liability in accordance with Section 2.5. If, pursuant to the Final Adjustment Statement:

(a) the Final Adjustment Amount is a negative number, the Seller shall pay the absolute value of the Final Adjustment Amount to the Buyer within five (5) Business Days after and excluding the day on which the Final Adjustment Amount has been agreed or determined in accordance with Section 2.5, by wire transfer of immediately available funds pursuant to written instructions delivered by the Buyer to the Seller in writing not less than three (3) Business Days prior to the expiration of the before-mentioned five (5) Business Day period; and

(p)the Final Adjustment Amount is a positive number, the Buyer shall pay the Final Adjustment Amount to the Seller within five (5) Business Days after and excluding the day on which the Final Adjustment Amount has been agreed or determined in accordance with Section 2.5, by wire transfer of immediately available funds pursuant to written instructions delivered by the Seller to the Buyer in writing not less than three (3) Business Days prior to the expiration of the before-mentioned five (5) Business Day period.

2.5 Final Adjustment Statement.

(a) The Seller shall prepare and deliver to the Buyer promptly after the Closing, and in any event within sixty (60) calendar days after and excluding the Closing Date, statements of each of (i) the Transferred Working Capital, (ii) the Transferred Cash and Transferred Indebtedness, and (iii) the Transferred Plan Liability (as such statements may be adjusted following resolution of any disputes in accordance with this Section 2.5, the “Final Working Capital Statement”, the “Final Cash/Indebtedness Statement” and the “Final Plan Liability Statement”, respectively, and together, the “Final Adjustment Statement”).

(b) Each of the Final Working Capital Statement, the Final Cash/Indebtedness Statement and the Final Plan Liability Statement shall be prepared in accordance with the Financial Statements and with accounting policies, principles, practices and procedures used in the preparation thereof. Upon the Seller's reasonable request, the Buyer shall authorize and permit the Seller to have reasonable access during normal business hours, upon reasonable notice, to (i) the Purchased Assets, (ii) the properties, books and records relating to the Business and transferred pursuant to this Agreement, and (iii) the officers and other employees of the Buyer and its Affiliates, in each case, to the extent reasonably necessary or appropriate for the preparation of the Final Adjustment Statement or relating to any dispute regarding the Final Adjustment Statement or any component thereof. In preparing the inventory component of the Final Working Capital Statement, the Buyer and the Seller shall each cause its Representatives to jointly take a physical inventory of the Business (including consigned and off-site inventory) at a time to be mutually agreed between the Parties not less than five (5) Business Days prior to the Closing Date.

(c) The Buyer shall be entitled to review, and/or have reviewed by its advisors, the Final Adjustment Statement, and the Seller shall respond to any reasonable inquiries from the Buyer and its advisors with respect to the Final Adjustment Statement and its preparation and shall promptly provide any supporting documentation used in the preparation of the Final Adjustment Statement that is reasonably requested by the Buyer and its advisors. Within twenty (20) Business Days following and excluding the date of submission of the Final Adjustment Statement, the Buyer may elect to:
(i)confirm in writing to the Seller that it agrees that (i) the Final Working Capital Statement identifies correctly the Transferred Working Capital, (ii) the Final Cash/Indebtedness Statement identifies correctly the Transferred Cash and Transferred Indebtedness and (iii) the Final Plan Liability Statement identifies correctly the Transferred Plan Liability; or
(ii)give notice to the Seller (“Disagreement Notice”) setting out in reasonable detail any item that the Buyer wishes to dispute (together, the “Disputed Items”) and the reasons for the dispute and the Buyer's proposed adjustment to each Disputed Item; provided, that the Buyer may serve a Disagreement Notice only if the aggregate amount of the proposed adjustments would result in a change to the Final Adjustment Amount equal to or more than $50,000.

(d) If the Buyer confirms in writing in accordance with Section 2.5(c)(i) that it agrees with the Final Adjustment Statement, or if the Buyer fails to give a Disagreement Notice as set forth above within the twenty (20) Business Day period referred to in Section 2.5(c)(ii), the Final Adjustment Statement shall be final and binding on the Parties for the purpose of this Agreement; provided, that any such amounts not specifically disputed in the Disagreement Notice shall be deemed final and binding upon the Parties for purposes of this Agreement upon the delivery of the Disagreement Notice.

(e) If the Buyer serves a Disagreement Notice, the Parties shall resolve the Disputed Items as follows:
(i)The Seller and the Buyer shall use commercially reasonable efforts to attempt to resolve the Disputed Items by negotiation between their Representatives within sixty (60) calendar days after and excluding the date of receipt of the Disagreement Notice (“Resolution Period”) by the Seller.

(ii) If the Seller and the Buyer fail to agree upon the Disputed Items raised in the Disagreement Notice within the Resolution Period, either the Seller or the Buyer may demand within a period of ten (10) Business Days following the expiration of the Resolution Period that Deloitte & Touche LLP (“Final Auditor”) determine, with binding effect for the Parties, how the Disputed Items not already agreed upon between the Seller and the Buyer shall be settled in accordance with the Financial Statements and with accounting policies, principles, practices and procedures consistent with past practice as employed by the Selling Parties.
(iii)    The Final Auditor shall act as an expert and not as an arbitrator. The Final Auditor shall determine any dispute to the extent relevant to resolving the Disputed Items which may include any issue involving the interpretation of any provision of this Agreement or the Final Auditor's terms of reference. The Final Auditor's activities and jurisdiction shall be limited to the Disputed Items. The Final Auditor's written decision on the matters shall be final and binding on the Parties in the absence of manifest error or fraud.

(iv) Seller and the Buyer shall each use commercially reasonable efforts to cause the Final Auditor to resolve the Disputed Items as promptly as practicable, but in any event within a period of thirty (30) Business Days following the date on which the Final Auditor was appointed. The Buyer shall authorize and permit the Final Auditor to have reasonable access during normal business hours, upon reasonable notice, to (A) the Purchased Assets, (B) the properties, books and records relating to the Business, and (C) the officers and other employees of the Buyer and its Affiliates, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Items. The Seller and its Affiliates shall authorize and permit the Final Auditor to have reasonable access during normal business hours, upon reasonable notice, to (x) the properties, books and records relating to the Business and transferred pursuant to this Agreement and (y) the officers and other employees of the Seller and its Affiliates, in each case, to the extent reasonably necessary or appropriate in connection with the resolution of the Disputed Items.

(v)    The terms “Final Transferred Working Capital”, “Final Transferred Cash”, “Final Transferred Indebtedness” and “Final Transferred Plan Liability” shall mean the Transferred Working Capital, Transferred Cash, Transferred Indebtedness and Transferred Plan Liability, in each case, as agreed to (or deemed to be agreed to) by the Seller and the Buyer in accordance with the terms of Section 2.5(d) or resulting from the determinations made by the Final Auditor in accordance with this Section 2.5(e) (in addition to those items theretofore agreed to by the Seller and the Buyer).

(f) The Seller and the Buyer shall each bear its own costs in relation to the Final Auditor. The Final Auditor's fees and any costs properly incurred in arriving at the determination (including any fees and costs of any advisers appointed by the Final Auditor) shall be borne by the Parties in inverse proportion to their respective gain and loss positions relative to the Disputed Items.

(g) The “Final Adjustment Amount” shall mean an amount equal to (i) the Final Transferred Working Capital (as determined above) less the Estimated Transferred Working Capital, minus (ii) the Final Transferred Indebtedness (as determined above) less the Estimated Transferred Indebtedness, plus (iii) the Final Transferred Cash (as determined above) less the Estimated Transferred Cash.

2.6 Purchase Price Allocation. The Seller and the Buyer agree that for all Tax purposes the Purchase Price shall be allocated to the assets sold hereunder as set out on Schedule 2.6. The Seller and the Buyer undertake to update this allocation on the basis of the Adjustment Statement promptly upon it becoming final and binding. For all Tax purposes, the Seller and the Buyer agree to report the Transaction in a manner consistent with the terms of this Agreement, and that none of them will take any position inconsistent therewith in any Tax Return (including IRS Form 8594), before any Governmental Entity or in any judicial proceeding without the written consent of the other Party (which shall not be unreasonably withheld or delayed) or unless specifically required pursuant to a legally binding determination by an applicable Governmental Entity.

Article III
Closing

3.1 Closing Location. Unless this Agreement shall have been terminated pursuant to Article X, the Transaction shall take place at a closing (the “Closing”) to be held at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, or at such other location as may be agreed upon in writing by the Seller and the Buyer.

3.2 Closing Date. The Closing shall take place at 10:00 a.m. on the third Business Day following the satisfaction or waiver of the conditions to Closing contained in Article VII (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to satisfaction or waiver of such conditions), or on such other date and/or time as may be agreed upon in writing by the Seller and the Buyer. The date of the Closing is referred to herein as the “Closing Date” and the Closing shall be effective as of 11:59 p.m. Eastern Time on the Closing Date (the “Effective Time”).

3.3 Proceedings at Closing. All proceedings to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken and executed simultaneously as of the Effective Time, and, except as permitted hereunder, no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered and, in the case of transactions, filings and other actions required to be effected in jurisdictions outside of the United States, evidence of such transactions, filings and other actions is delivered to the Closing.

Article IV
Representations and Warranties of THE SELLER

Except (i) as set forth in the Schedules hereto (it being understood that any matter disclosed on any Schedule will be deemed to be disclosed on any other Schedule to the extent the applicability thereof to such additional Schedule is reasonably apparent on its face) or (ii) as set forth in the Seller Reports filed prior to the date hereof (other than any disclosure in such Seller Reports that is set forth under the captions “Risk Factors” or “Forward Looking Statements” or is otherwise cautionary or forward-looking in nature), the Seller hereby represents and warrants to the Buyer as of the date hereof and as of the Closing Date that:
4.1 Organization and Good Standing. The Seller and each Selling Subsidiary is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of the jurisdiction in which it was incorporated or formed. Each of Holdco and the Acquired Subsidiaries is (or, in the case of the New Subsidiaries, will be as of the Closing Date) duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of the jurisdiction in which it was incorporated or formed and has (or, in the case of the New Subsidiaries, will have as of the Closing Date) all requisite power and authority to own, lease and operate its properties and to carry on, in all material respects, the Business as now being (or, in the case of the New Subsidiaries, as will be as of the Closing Date) conducted by it. No bankruptcy or insolvency proceedings are pending with respect to any Selling Party, nor are, to the Knowledge of the Seller, such proceedings threatened with respect to Holdco, any Selling Party or any Acquired Subsidiary.

4.2 Corporate Authorization. The Seller and each Selling Subsidiary have all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Seller, and, if applicable, by such Selling Subsidiary, and to perform its and their obligations contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and each other Transaction Document to which it is a party, and the execution, delivery and performance by each other Selling Party of each of the Transaction Documents to which they will be a party, have been duly authorized by all necessary corporate action on the part of the Seller and by the equivalent thereof on the part of each other Selling Party. This Agreement has been duly executed and delivered by the Seller and (assuming the due authorization, execution and delivery hereof by the Buyer) constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that (i) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability (the “Enforceability Exceptions”). Each of the Transaction Documents will be, on or prior to the Closing Date, duly executed and delivered by, as applicable, the Seller and/or the other Selling Party(ies) thereto and (assuming the due authorization, execution and delivery thereof by the Buyer), each of the Transaction Documents when so executed and delivered will constitute, legal, valid and binding obligations of, as applicable, the Seller and/or the other Selling Party(ies) party thereto, enforceable against them in accordance with their respective terms, subject to the Enforceability Exceptions.

4.3 No Conflicts. The (a) execution, delivery and performance by the Seller of this Agreement, (b) execution, delivery and performance by the Seller, Holdco and the Selling Subsidiaries of the other Transaction Documents to which they are a party, and (c) the consummation of the Transaction do not and will not (x) violate the organizational documents of the Seller or the other Selling Party(ies) (or, in the case of the New Subsidiaries, will not as of the Closing Date), (y) violate any applicable Law or Order (or, in the case of the New Subsidiaries, will not as of the Closing Date) or (z) result in a violation or breach of any of the provisions of any Business Contract, give any Person the right to declare a default or exercise any remedy under any Business Contract, give any Person the right to accelerate the maturity or performance of any Business Contract or give any Person the right to cancel, terminate or modify any Business Contract, except for any violations or breaches of any Business Contract which would not reasonably be expected to have a Material Adverse Effect.

4.4 Title to and Sufficiency of the Purchased Assets.
(q)The Seller and the Selling Subsidiaries have as of the date hereof and will have as of immediately prior to the consummation of the Pre-Closing Restructuring good and valid title to, and the valid and enforceable power and full right to use and transfer to one or more of the Acquired Subsidiaries, as applicable, each of the Purchased Assets, and the Purchased Assets are free and clear of all Liens of any kind or nature whatsoever, except for Permitted Liens. The delivery by the Seller and the Selling Subsidiaries to the Acquired Subsidiaries of the instruments of transfer of ownership contemplated by this Agreement will vest in the Acquired Subsidiaries good and valid title to the Purchased Assets, free and clear of all Liens of any kind or nature whatsoever, except for Permitted Liens.
(r)As of the Closing, the Acquired Subsidiaries will have good and valid title to, and the valid and enforceable power and right to use, each of the Purchased Assets, and the Purchased Assets will be free and clear of all Liens of any kind or nature whatsoever, except for Permitted Liens that relate to an Assumed Liability or that are incurred in connection with a Purchased Asset. The Purchased Assets and the services provided under the Transitional Services Agreement and the other Transaction Documents include all the assets and services necessary to permit the Buyer to conduct the Business immediately after the Closing as currently conducted in all material respects.
(s)Schedule 4.4(c) contains a list of all fixed assets included in the Purchased Assets, which list is true, correct and complete in all material respects. All fixed assets included in the Purchased Assets are in good working order, repair and condition for their use in the Business, ordinary wear and tear excepted, and have been properly maintained for such use. None of such fixed assets have any material defects or are in need of maintenance or repair, except for ordinary wear and tear and routine maintenance and repairs.

4.5 Capitalization; Equity Structure.

(a) As of the Closing, all of the authorized and outstanding capital stock of Holdco shall have been duly authorized and validly issued and will be fully paid and nonassessable and will be owned of record by the Seller. As of the Closing, there will be no outstanding (i) securities of Holdco convertible into or exchangeable for shares of capital stock or voting securities of Holdco; or (ii) options, rights of first offer or refusal, redemption or repurchase rights, or other rights in favor of third parties to acquire any securities from Holdco, and there is no obligation of Holdco to issue any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of Holdco. As of the Closing, the Buyer will acquire good and marketable title to and complete ownership of all of the issued and outstanding capital stock of Holdco, free and clear of any Lien, other than those created by an action of the Buyer.

(b) Schedule 4.5(b) sets forth the authorized and outstanding capital stock of each of the Acquired Subsidiaries (or, in the case of the New Subsidiaries, the capital stock that will be authorized and outstanding as of the Closing Date). All of the issued and outstanding shares of each of the Acquired Subsidiaries have been (or, in the case of the New Subsidiaries, will be as of the Closing Date) duly authorized and validly issued and are (or, in the case of the New Subsidiaries, will be as of the Closing Date) fully paid and nonassessable and are owned of record by Holdco or a direct or indirect Subsidiary of Holdco as indicated on Schedule 4.5(b). There are no outstanding (i) securities of any of the Acquired Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of any of the Acquired Subsidiaries; or (ii) options, rights of first offer or refusal, redemption or repurchase rights, or other rights in favor of third parties to acquire any securities from any of the Acquired Subsidiaries, and there is no obligation of any of the Acquired Subsidiaries to issue any capital stock, voting securities, or securities convertible into or exchangeable for capital stock or voting securities of any of the Acquired Subsidiaries. None of the Acquired Subsidiaries has any Subsidiaries or holds, directly or indirectly, an equity interest in any other Person.

4.6 Third Party Consents. Schedule 4.6 sets forth each agreement or other instrument binding upon the Selling Parties requiring a consent or other action by any Person as a result of the execution, delivery and performance of this Agreement, the failure of which to obtain would be reasonably likely to result in the termination or modification of such agreement or instrument or any material obligation or Liability being imposed on the Buyer, Holdco or any Acquired Subsidiary, except such consent or actions that would not be reasonably expected to be material to the Business if not received or taken by the Closing Date.

4.7 Pro Forma Financial Statements; No Undisclosed Liabilities.

(a) The (i) unaudited pro forma statements of net assets as of March 31, 2010, June 30, 2010 and September 30, 2010 (the “Balance Sheet Date”), and the related unaudited pro forma statements of operations and cash flows for the three months ended March 31, 2010, the three months ended June 30, 2010 and the three months ended September 30, 2010, and (ii) the unaudited pro forma statements of net assets as of December 31, 2009, December 31, 2008 and December 31, 2007, and the related unaudited pro forma statements of operations and cash flows for the year ended December 31, 2009, December 31, 2008 and December 31, 2007 are attached hereto as Exhibit B (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP consistently applied and on that basis present fairly in all material respects the net assets and financial condition of the Business as of the dates thereof and the results of operations, changes in shareholders' equity and cash flows of the Business for the respective periods indicated therein.

(b) With respect to the Business, none of the Selling Parties has any Liabilities, except for (i) Liabilities reflected or reserved against in the Financial Statements or disclosed in any footnotes thereto, (ii) Liabilities reflected or reserved against in the unaudited pro forma statements of net assets as of the Balance Sheet Date and the related unaudited pro forma statements of operations and cash flows for the three months ended on the Balance Sheet Date, (iii) Liabilities that would not be required under GAAP to be accrued or reflected in a consolidated balance sheet prepared in accordance with GAAP, (iv) Liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, and outside of the ordinary course of business in an aggregate amount not in excess of $100,000, and (v) Liabilities incurred in connection with the Transaction or arising from performance obligations under any Business Contract.

4.8 Absence of Certain Changes. Since the Balance Sheet Date, (x) there has not been any change in the business, financial condition, operations or results of operations of the Business that had or would have a Material Adverse Effect, (y) the Business has been conducted in the ordinary course consistent with past practice and (z) none of the following events have occurred:

(a) except as required by a change in GAAP, any change by the Seller or its Affiliates in accounting principles, practices or methods;

(b) the grant of any license or sublicense of any rights under or with respect to the Business IP, other than the grant of non-exclusive licenses in connection with the sale and distribution of products in the ordinary course of business consistent with past practice;

(c) with respect to the Business, any occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business consistent with past practice that resulted in any payment by the Business in excess of $100,000;

(t)the grant or amendment of any rights to severance benefits, “stay pay” or termination pay to any Senior Officer of the Business or increased benefits payable or potentially payable to any such Senior Officer of the Business under any previously existing severance benefits, “stay pay” or termination pay arrangements, except in each case (i) as required by Law or (ii) immaterial grants or amendments in the ordinary course of business consistent with past practice; and

(u)neither the Seller nor any Controlled Affiliate of the Seller has agreed or committed (in writing or otherwise) to take any of the actions referred to in clauses (a) through (d) above.

    4.9 Material Contracts.

(a) Except for the Business Contracts disclosed on Schedule 4.9 and except for the Acquired Subsidiary Benefit Plans, with respect to the Business, Holdco and the Acquired Subsidiaries are not (or, in the case of the New Subsidiaries, will not be as of the Closing Date) a party to or bound by:

(i)    any agreement for capital expenditures or for the purchase of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by Holdco or any of the Acquired Subsidiaries of $500,000 or more;

(ii)    any sales, distribution or other similar agreement providing for the sale by Holdco or any of the Acquired Subsidiaries of materials, supplies, goods, services, equipment or other assets that provides for annual payments to Holdco or any of the Acquired Subsidiaries of $500,000 or more;

(iii)    any agreement pursuant to which Holdco or any of the Acquired Subsidiaries grants most favored nation status to or otherwise agrees to provide a Person with the best commercial terms it makes available to any other Person;

(iv)    any partnership, joint venture or other similar agreement or arrangement;

(v)    any agreement relating to the (x) acquisition or disposition of any part of the Business (whether by merger or sale of stock) or (y) sale of any assets of the Business (other than sales of Inventory in the ordinary course of business) exceeding $50,000;

(vi)    any agreement involving financing or borrowing of money or relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) or any obligation for the deferred purchase price of property (excluding normal trade payables), except any such agreement with an aggregate outstanding principal amount not exceeding $500,000;

(vii)any guarantee or grant of security interest for debt of a third party, the Seller or any Affiliate of the Seller exceeding $500,000;

(viii)personal property leases involving payments of more than $500,000 in the aggregate;

(ix)    any real property lease;

(x)    any agreement containing covenants not to compete in any line of business or with any Person in any geographical area;

(xi)    any sole source supply agreement, any requirements Contract or agreement with requirements obligations or any other agreement with exclusivity provisions or obligations of more than $500,000 in the aggregate;

(xii)agreements relating to subscription, advertising or licensing agreements involving payments of more than $500,000 in the aggregate; and

(xiii)any material agreement with or for the benefit of any Affiliate of Holdco or any of the Acquired Subsidiaries other than agreements entered into in the ordinary course of business and on arm's length terms (the agreements and arrangements referred to in clauses (i) through (xiii) and not excepted therefrom as provided above, collectively, the “Material Contracts”).

(b) Each Material Contract is a valid and binding agreement of each of Holdco or the Acquired Subsidiaries party thereto and is in full force and effect, and none of Holdco or the Acquired Subsidiaries or, to the Knowledge of the Seller, any other party thereto is in default or breach in any material respect under the terms of any such Material Contract.

4.10 Litigation. There is no action, suit, investigation or proceeding pending against, or to the Knowledge of the Seller, threatened in writing against or affecting the Business before any court or arbitrator or any Governmental Entity, agency or official, an adverse decision or result of which would reasonably be expected to be material to the Business or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the consummation of the Transaction.

4.11 Compliance with Laws and Court Orders; Permits. The Business as currently conducted is, and since January 1, 2008, has been, in compliance with each Law and Order applicable to the Purchased Assets or the conduct of the Business, except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business. No event has occurred or circumstance exists that (individually or in the aggregate, with or without notice or lapse of time) (a) may constitute or result in a violation by the Business of, or a failure on the part of the Business to comply in all material respects with, any Law or Order or (b) may give rise to any obligation on the part of the Business to undertake, or to bear all or any material portion of the cost of, any remedial action. None of the Seller, any Selling Subsidiary, Holdco or any Acquired Subsidiary has received, at any time since January 1, 2008, any written notice (or, to the Knowledge of the Seller, any other notice) from any Governmental Entity or any other Person regarding any actual or alleged violation of, or failure to comply with, any Law or Order, or any actual or alleged obligation on the part of the Business to undertake, or to bear all or any material portion of the cost of, any remedial action. Schedule 4.11 sets forth an accurate and complete, in all material respects, list of all Permits that are required to conduct the operation and ownership of the Business as currently conducted, including all Permits necessary to comply with all Environmental Laws applicable to the Owned Real Property and Leased Real Property. Each of Holdco and the Acquired Subsidiaries, as applicable, has obtained (or, in the case of the New Subsidiaries, will have obtained prior to Closing) all of the Permits listed on Schedule 4.11 and such Permits are in full force without restrictions. Holdco and/or the Acquired Subsidiaries are in compliance with the terms of such Permits (or, in the case of the New Subsidiaries, will be in compliance at the time of Closing), except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business.

4.12 Properties. Schedules 1.3(a)(i) and 1.3(a)(ii), taken together, correctly describe in all material respects all real property used, or held for use, primarily in the Business which any of the Selling Parties own, lease, operate or sublease, except for Excluded Assets. The applicable Selling Party has good, valid and marketable title to the Owned Real Property and valid leasehold interests in all Leased Real Property indicated in Schedules 1.3(a)(i) and 1.3(a)(ii) as being owned or leased by it, in each case free and clear of all Liens except Permitted Liens. None of the Owned Real Property is subject to any lease, sublease, license, asset or other agreement granting to any other Person any right to the use, occupancy or enjoyment of such property or any part thereof, except as would not materially interfere with the continued operation of the Business as currently conducted. There are no parties (other than a Selling Party) in possession of any Owned Real Property, other than tenants under any leases who are in possession of premises to which they are entitled.

4.13 Brokers. Except for The PrinceRidge Group LLC, whose fees will be paid by the Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Seller or any Affiliate of the Seller who is entitled to any fee or commission in connection with the Transaction.

4.14 Employment Matters.

(a) Employees and Contracts. Schedule 4.14(a) lists all written and material employee manuals and handbooks, policy statements and agreements relating to the employment or other relationship of workers with the Business as of the date hereof, and the Seller has delivered to the Buyer accurate and complete, in all material respects, copies of the same.

(b) Compensation. Subject to Section 9.1(a), Schedule 4.14(b)(i) sets forth an accurate and complete, in all material respects, list of all (i) employees of the Business, including each employee's name, title or position, present annual compensation and years of service; (ii) individuals who are currently performing services for the Business who are classified as independent contractors, including the respective compensation of each consultant or independent contractor; and (iii) any employees or independent contractors of an Affiliate of the Business that perform services for the Business. Schedule 4.14(b)(ii) sets forth, in each case with respect to Business Employees, all (x) bonuses, severance payments, termination pay, equity interests, and other compensation or benefits of any kind (whether pursuant to an oral or written agreement or understanding, statute, or otherwise) paid to, accrued with respect to, or that would be payable to (as a result of the Transaction), any present or former worker since January 1, 2008; (y) increases in any employee's wage or salary since January 1, 2008; or (z) increases or changes in any other benefits or insurance provided to any employees since January 1, 2008. The Seller has listed in Schedule 4.14(b)(iii), and the Seller has delivered to Buyer accurate and complete, in all material respects, copies of all written plans, programs, policies, letters, agreements, contracts, and other arrangements or understandings between the Business and any workers under which the Business would be obligated to provide to any worker severance or any other compensation or benefits as a result of the Transaction or upon termination of employment or any other relationship with the Business.

(c) Disputes. With respect to the Business, the Selling Parties are not experiencing nor have they, since January 1, 2008, experienced (i) any strike or lockout of their employees pertaining to the Business or (ii) any lawsuit or dispute with any union, workers' council or other body or employee representatives pending before any Governmental Entity and relating to labor relations or employment matters of a general nature (including layoffs, restructurings or general working conditions). There are no charges, investigations, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual orientation, disability or veteran status) pending, or to the Knowledge of the Seller threatened, before the Equal Employment Opportunity Commission, the National Labor Relations Board, the U.S. Department of Labor, the U.S. Occupational Health and Safety Administration, the Workers Compensation Appeals Board, or any other Governmental Authority with respect to the Business pertaining to any Transferred Employee.

(d) Unions. The Business is not a party to or otherwise bound by any collective bargaining or other agreements with any labor union or labor organization and no such agreement is presently being negotiated. Since January 1, 2008, there has not been a representation question respecting any of the employees of the Business and, to the Knowledge of the Seller, there are no campaigns being conducted to solicit cards from employees of the Business to authorize representation by any labor union or labor organization. To the Knowledge of the Seller, there is not now pending and no Person has threatened to commence any slowdown, work stoppage, lockout, strike or union organizing.

4.15 Employee Benefit Plans.

(a) Schedule 4.15(a) identifies each Acquired Subsidiary Benefit Plan and each material Seller Benefit Plan (including International Plans) under which any Transferred Employee has or may have any present or future right to benefits with respect to his or her employment by the Selling Parties or the Acquired Subsidiaries (together, an “Employee Plan”). The Selling

Parties have made available to the Buyer a complete copy of each Employee Plan, the most recent summary plan description (if any) and the most recent actuarial report (if applicable).

(b) No Benefit Plan maintained, sponsored or contributed to or required to be contributed to by the Seller or its ERISA Affiliates is or ever in the past six (6) years was (i) a “multiemployer plan” as defined in Section 3(37) of ERISA, (ii) a plan described in Section 413 of the Code, (iii) a plan subject to Title IV of ERISA, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.

(c) (i) Each Acquired Subsidiary Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by the Laws, including ERISA and the Code, which are applicable to such Acquired Subsidiary Benefit Plan, in each case in all material respects, (ii) all contributions, reserves or premium payments required to be made or accrued as of the date hereof to each Acquired Subsidiary Benefit Plan have been timely made or accrued, in each case in all material respects, (iii) no actions, suits, claims (excluding claims for benefits incurred in the ordinary course) or disputes are pending, or threatened, with respect to any Acquired Subsidiary Benefit Plan; (iv) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any Governmental Entity with respect to any Acquired Subsidiary Benefit Plan; (v) there are no facts which would give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review, or other proceeding; (vi) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any plan participant with respect to each Acquired Subsidiary Benefit Plan have been duly or timely filed or distributed, in each case in all material respects; and (vii) no material “prohibited transaction” for which there is no exception has occurred with respect to any Employee Plan within the meaning of the applicable provisions of ERISA or the Code.

(d) With respect to each Employee Plan intended to qualify under Code Section 401(a), (i) the Internal Revenue Service has issued a favorable determination letter, true and correct copies of which have been furnished to Buyer, that such plans are qualified and exempt from federal income taxes; and (ii) no such determination letter has been revoked nor, to the Knowledge of the Seller, has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or increase its costs.

(e) (i) No Selling Party is obligated under any Employee Plan as described in Section 3(1) of ERISA (each, a “Welfare Plan”) to provide medical or death benefits with respect to any Business Employee after termination of employment (other than as required pursuant to Section 4980B of the Code or other applicable law); and (ii) Seller has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.
(v)The assets and liabilities of each funded Acquired Subsidiary Benefit Plan are fully and accurately reflected in the most recent annual report furnished to Buyer; no assets or liabilities of such funded Acquired Subsidiary Benefit Plans have been received from or transferred to any other plan or benefit arrangement since the end of the plan year covered by the most recent annual report; and no material changes have occurred in the financial condition of such plan or arrangement since the end of the plan year covered by the most recent annual report.

(w)None of the Benefit Plans obligates Seller or Buyer to pay separation, severance, termination or similar benefits solely as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as such term is defined in Section 280G of the Code).

(x)Neither the Buyer nor any of its subsidiaries will as a result of any event connected directly or indirectly with any transaction contemplated herein become obligated to make, any “excess parachute payment” as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof) or any payment that would not be deductible by reason of Sections 162(m) of the Code. There is no written or unwritten agreement, plan, arrangement or other contract by which the Buyer or any of its subsidiaries are bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(y)With respect to the International Plans: (i) each International Plan has been administered and is in compliance with its terms and applicable laws, rules and regulations, in each case, in all material respects; (ii) if intended to be book-reserved, each International Plan is book reserved in all material respects; (iii) if required to be funded, each International Plan is either funded or any shortfall is recognized as a book reserve in all material respects, based upon reasonable actuarial assumptions and methodology; and (iv) to the Knowledge of the Seller, there are no undisclosed, outstanding material disputes with respect to any International Plan.

4.16 Environmental Compliance.

(a) No written notice or request for information has been received, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Knowledge of Seller, threatened, which allege a violation of, or liability under, any Environmental Law, in each case relating to the Purchased Assets, the Owned Real Property or the Leased Real Property.

(b) With respect to the operation of the Purchased Assets, the Owned Real Property or the Leased Real Property, the Selling Parties are in compliance with all applicable Environmental Laws except for such areas of noncompliance which would not be expected to have a Material Adverse Effect.

(c) To the Knowledge of the Seller, there have been no Releases of Hazardous Materials at the Owned Real Property or the Leased Real Property in amounts or concentrations likely to give rise to material Liability under Environmental Law.

(d) Seller has made available to the Buyer copies that are complete and correct in all material respects of all material studies, reports, assessments or audits (whether in hard copy or electronic form) in the possession or control of the Seller or any of its controlled Affiliates regarding the compliance with Environmental Laws or the presence or alleged presence of Hazardous Substances at, on or affecting the Purchased Assets, Owned Real Property or the Leased Real Property.

Notwithstanding anything in this Agreement to the contrary, the Buyer acknowledges and agrees that this Section 4.16 contains the sole and exclusive representations and warranties of the Seller with respect to environmental matters, including any matters arising under any Environmental Law, except as set forth in Section 4.11.
4.17 Intellectual Property.

(a) Schedule 4.17(a) sets forth a correct and complete list of all Registered Business IP and specifies, as to each such item of Registered Business IP, the jurisdiction(s) in which such item has been issued or registered, any applicable registration or application number(s) and the owner(s) of such item.

(b) The Seller and the Selling Subsidiaries own all right, title and interest in and to the Business IP, free and clear of any Liens, subject to any non-exclusive licenses and rights granted to third parties prior to the Closing Date, as listed on Schedule 4.17(b). No exclusive license or other exclusive right (including any right of exclusive use) has been granted to any third party with respect to any of the Business IP, and none of the Seller or the Selling Subsidiaries is under any obligation to grant any such license or right.

(c) In each case in which the Seller or any of the Selling Subsidiaries has acquired an ownership interest in or to any Business IP from any Person, (i) such ownership interest was validly and irrevocably assigned to the Seller or such Selling Subsidiary (as the case may be) or (ii) such Business IP was created or developed solely by one or more employees of the Seller and/or the Selling Subsidiaries acting within the scope of their employment. Each employee (current and past) of the Seller or any Selling Subsidiary that has materially contributed to or participated in the creation or development of such Business IP, including any such employee who is an inventor (under United States patent law) of Business IP or author (under United States copyright law) of Business IP, has signed a standard agreement or is, and was at the time of such contribution or participation, subject to an employee policy regarding proprietary information and invention assignment, in each case that requires such employee to assign all of such employee's rights in and to such Business IP to the Seller or such Selling Subsidiary. To the Knowledge of the Seller, no such employee is in material default, breach or violation of any term relating to the assignment of any Intellectual Property relating to the material Business IP of any such agreement or employee policy.

(d) The Seller and the Selling Subsidiaries have paid all registration fees currently due with respect to the Registered Business IP and have filed with the relevant Governmental Entities all necessary documents and certificates required by such Governmental Entities and/or applicable Law for the purpose of maintaining such Registered Business IP, and no action is necessary (including the filing of any documents or the payments of fee) for at least thirty (30) calendar days after the Closing Date to maintain or preserve the status of any such Registered Business IP. For each item of Registered Business IP assigned to the Seller or any of the Selling Subsidiaries, an assignment has been timely recorded in accordance with Law with the relevant Governmental Entities.

(e) The Business, as currently conducted by the Seller does not and will not (when conducted in the same manner after the Closing) infringe or misappropriate any Intellectual Property of any third party.

(f) None of the Business IP is subject to any outstanding judgment, injunction, order or decree issued against the Seller and/or the Selling Subsidiaries which restricts, or could reasonably be expected to restrict, the use, transfer, licensing, validity or enforceability of the Business IP, and no third party has challenged in writing any Business IP.

(g) To the Knowledge of the Seller, no third party has infringed or misappropriated in any material respect or is infringing or misappropriating in any material respect any Intellectual Property in or to any Business IP. No third party has made an invitation in writing to the Seller or any of the Selling Subsidiaries to take a license from any third party with respect to such third party's Intellectual Property.

(h) Each item of Business IP is valid and in full force and effect (in the case of Registered Business IP, other than pending applications) and has not been abandoned (other than in the ordinary course of prosecution consistent with past practice) or passed into the public domain (except as a result of expiration of its term).

(i) The Seller and the Selling Subsidiaries have used substantially the same care and discretion to protect and maintain the secrecy and confidentiality of their respective confidential and/or proprietary information in the Business IP as they have used for other confidential and/or proprietary information in their possession or under their control that is of like nature.

(z)The Seller's and the Selling Subsidiaries' use and distribution, if any, of Open Source Software complies with the applicable open source license agreement (except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to be material to the Business), and such use or distribution does not give rise under such license agreement to any obligation to disclose or distribute, in source code form, any software included in the Business IP, to license for the purpose of making derivative works any software included in the Business IP or to distribute without charge any software included in the Business IP. For purposes hereof, “Open Source Software” means any software, including programs, libraries, drivers, header files, APIs, and scripts, that is, contains, or is derived in any manner (in whole or in part) from any software that is distributed as “free software” (as defined by the Free Software Foundation), “open source software” (i.e., software distributed under any license approved by the Open Source Initiative as set forth in www.opensource.org), or similar licensing or distribution terms.

(aa)Schedule 4.17(k) sets forth a correct and complete, in all material respects, list of all Business Contracts to which the Seller or any of the Selling Subsidiaries is a party pursuant to which the Seller or any of the Selling Subsidiaries receives any right or license with respect to any Intellectual Property of any third party included in the Business IP.

4.18 Tax Matters.

(a) The Selling Parties have filed all Tax Returns that were required to be filed with respect to the Business or by Holdco or any of the Acquired Subsidiaries. All Tax Returns filed by Holdco or any of the Acquired Subsidiaries or associated with the Business are correct and complete in all material respects. All Taxes of the Selling Parties with respect to the Business and all Taxes of Holdco and the Acquired Subsidiaries that are due and payable have been paid. The Selling Parties have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There is no dispute or claim concerning any Tax Liability of the Selling Parties in relation to the Business or of Holdco or the Acquired Subsidiaries claimed or raised by any Governmental Entity in writing.
(b)With respect to Holdco and each of the Acquired Subsidiaries:

(i)    No Taxes are payable with respect to any period prior to the Balance Sheet Date, except for Taxes that have been adequately provided for on the statement of net assets as of the Balance Sheet Date (excluding reserves for deferred Taxes). Neither Holdco nor any Acquired Subsidiary has incurred any Liability for Taxes since the Balance Sheet Date other than operations in the ordinary course of business. No deficiencies for Taxes with respect to Holdco or any Acquired Subsidiary have been claimed or proposed in writing or assessed by any Tax authority, which claim or proposal continues to remain unresolved in whole or in part.

(ii)    No presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given by Holdco or any Acquired Subsidiary for any taxable years. As of the date of this Agreement, to the Knowledge of the Seller, the Tax Returns filed by, or with respect to, Holdco or any Acquisition Subsidiary are not being examined by, and no written or oral notification of intention to examine has been received from, any taxing authority with respect to Taxes.

(iii)    Neither Holdco nor any Acquired Subsidiary has taxable nexus with any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been filed.

(iv)    Neither Holdco nor any Acquired Subsidiary is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or, to the Knowledge of the Seller, orally) against Holdco or such Acquired Subsidiary or its assets.

(v)    Neither Holdco nor any Acquired Subsidiary is a party to any tax sharing agreement or Tax indemnity agreement and has not assumed the Tax liability of any other Person under Contract (other than indirectly pursuant to triple net leases or similar customary contracts entered into in the ordinary course of business payments under which are determined or adjusted based in part on a tax payable by the counterparty). Neither Holdco nor any Acquired Subsidiary will be required to recognize for income tax purposes in a taxable period ending after Closing any amount of income or gain that economically accrued in a Pre-Closing Tax Period.

(vi)    Notwithstanding anything to the contrary in this Agreement, the Seller, Holdco and the Selling Subsidiaries are not making, and shall not be construed to have made, any representation, warranty, agreement or covenant as to the amount or availability of any net operating loss, Tax credit, Tax basis or other similar Tax items of the Selling Parties, Holdco or any of the Acquired Subsidiaries.

4.19 Inventory. The Inventory is free from any Liens other than Permitted Liens and is in good condition and of merchantable quality subject to normal and customary allowances in the industry for spoilage, damage and outdated items. The Inventory is used primarily in the Business and is not commingled with any inventory used in connection with any other business of the Seller or any of its Affiliates.

4.20 Retention Bonus Liabilities. Schedule 9.4 sets forth an accurate and complete list of all Liabilities arising from or related to retention bonuses or other specific amounts to be paid to Business Employees as incentive for continued employment in connection with the Transaction.

4.21 Solvency.
(a) The Seller is not entering into this Agreement or the other Transaction Documents with the intent to hinder, delay or defraud any Person to which the Seller is, or may become, indebted.

(b) Immediately after giving effect to the Transaction:
    (i) the sum of the Seller's total assets at fair valuation will exceed the amount of the Seller's total liabilities (including disputed, contingent and unliquidated liabilities);

(ii)    the Seller will be able to pay its debts and other liabilities (including disputed, contingent and unliquidated liabilities) as they mature in the normal course of business; and

(iii)    the Seller will not have unreasonably small capital with which to conduct its business.

4.22 Arm's Length Negotiations. Before executing this Agreement,

(a) the Seller has fully informed itself of the terms, contents, conditions and effects of this Agreement and the other Transaction Documents;

(b) the Seller has relied solely and completely upon its own judgment in executing this Agreement; and

(c) the Seller has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement.

4.23 Exclusivity of Representations. The representations and warranties made by the Seller in this Article IV are the exclusive representations and warranties made by the Selling Parties with respect to the Business, including the Purchased Assets and the Assumed Liabilities. The Selling Parties hereby disclaim any other express or implied representations or warranties with respect to itself or the Business or any of their assets or Liabilities. It is understood that (x) the Due Diligence Materials made available to the Buyer or its Affiliates or their respective Representatives and (y) the Due Diligence Recordings do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain any representations or warranties of the Selling Parties or any of their respective Affiliates.

Article V
Representations and Warranties of the Buyer
The Buyer hereby represents and warrants to the Seller as of the date hereof and as of the Closing Date that:
5.1 Corporate Existence and Power. The Buyer is duly organized, validly existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of the jurisdiction in which it was incorporated or formed. No bankruptcy or insolvency proceedings are pending with respect to the Buyer, nor are, to the Knowledge of the Buyer, such proceedings threatened with respect to the Buyer.

5.2 Corporate Authorization. The Buyer has all requisite power and authority to execute and deliver this Agreement and each other Transaction Document to be executed by the Buyer and to perform its obligations contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the Transaction have been duly authorized by all necessary action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery hereof by the Seller) constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by the Enforceability Exceptions. Each of the Transaction Documents will be, on or prior to the Closing Date, duly executed and delivered by the Buyer and (assuming the due authorization, execution and delivery thereof by the Seller), each of the Transaction Documents when so executed and delivered will constitute, legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the Enforceability Exceptions.

5.3 No Conflicts. The (i) execution, delivery and performance by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and (ii) the consummation of the Transaction do not and will not (x) violate the organizational documents of the Buyer, or (y) violate in any material respect any applicable Law or Order, subject to receipt of any approvals that are conditions to Closing.

5.4 Financing. As of the Closing, the Buyer will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make payment of the Purchase Price and any other amounts to be paid by it hereunder, and the Buyer's commitment hereunder is not subject to the obtaining of any third party financing.

5.5 Litigation. There is no action, suit, investigation or proceeding pending against or threatened in writing against or affecting the Buyer before any court or arbitrator or any Governmental Entity, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Transaction.

5.6 HSR Act. Pursuant to the HSR Act, the Ultimate Parent Entity (as defined in the HSR Act) of the Buyer has determined, or shall have determined by a date that is not more than sixty (60) days prior to the Closing Date, that the fair market value of the non-exempt HSR reportable assets to be acquired in connection with the Transaction does not exceed $63.4 million. This representation and warranty is made solely for the purpose of determining the applicability of the HSR Act to the Transaction.

5.7 Brokers. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who is entitled to any fee or commission from the Buyer or any of its Affiliates upon consummation of the Transaction.

5.8 Inspections; No Other Representations. The Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Purchased Assets as contemplated hereunder. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Buyer acknowledges that the Seller has given the Buyer access to the key Business Employees and key documents and facilities of the Business. Without limiting the generality of the foregoing, the Buyer acknowledges that the Seller makes no representation or warranty with respect to any projections, estimates or budgets delivered to or made available to the Buyer of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business.

5.9 Investment Intent. The Buyer is acquiring the Purchased Assets hereunder for its own account (or for the account of designated Subsidiaries of the Buyer), not as a nominee or agent, for investment and not with a view to the distribution thereof in violation of any applicable securities Law.

5.10 Arm's Length Negotiations. Before executing this Agreement,

(ab)the Buyer has fully informed itself of the terms, contents, conditions and effects of this Agreement and the other Transaction Documents;

(ac)the Buyer has relied solely and completely upon its own judgment in executing this Agreement; and

(ad)the Buyer has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement.

Article VI
Covenants and Agreements
6.1 Access. Between the date hereof and the Closing Date, subject to applicable Laws and as reasonably necessary to preserve attorney-client privilege, the Seller shall authorize and permit the Buyer and its Representatives to have reasonable access during normal business hours, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Business or the other businesses of the Seller or the Selling Subsidiaries, to (i) properties, books and records relating to the Business as the Buyer may from time to time reasonably request (including any Tax Returns and related records relating to Holdco or the Acquired Subsidiaries and any non-income Tax Returns and related records otherwise relating to the Business) and (ii) the respective officers of the Seller and the Business, in each case, to the extent reasonably necessary or appropriate for the purpose of (x) fulfilling the conditions of purchase set forth in Article VII hereof, (y) facilitating the integration of the Business into the Buyer's operations, and (z) conducting a Phase I Environmental Site Assessment (ASTM 1527-05) of the Owned Real Property in the United States.

6.2 Conduct of Business. During the period from the date hereof until the Closing Date, the Seller shall, and shall cause the other Selling Parties to, conduct the Business in the ordinary course of business consistent with past practice and shall use commercially reasonable efforts to preserve intact the business organizations and relationships with third parties and to keep available the services of the present Business Employees. Without limiting the generality of the foregoing, except as disclosed on Schedule 6.2 or as expressly contemplated by the Pre-Closing Restructuring, from the date hereof until the Closing Date, with respect to the Business, the Seller shall not and shall ensure that the other Selling Parties do not, without the prior written consent of the Buyer, such consent not to be unreasonably withheld:

(ae)acquire any assets in excess of $250,000 from any other Person;

(af)sell, lease, license or otherwise dispose of any Purchased Assets in excess of $250,000 except (i) pursuant to existing Contracts, (ii) capital expenditures pursuant to a pre-approved annual budget or (iii) otherwise in the ordinary course of business consistent with past practice;

(ag)(i) fail to file any required Tax Returns or pay any Taxes that become due or (ii) make or change any material election with respect to Taxes that could adversely affect the Buyer, Holdco or the Acquired Subsidiaries for a post-Closing period;

(ah)make any material change in any tax policy or in any method of accounting or accounting policy or practice used in preparation of the financial statements of the Business other than those required by GAAP or applicable Law;

(ai)except to the extent required by applicable Law, permit Holdco or the Acquired Subsidiaries to amend their organizational documents;

(aj)permit Holdco or any of the Acquired Subsidiaries to redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of capital stock;

(ak)plan, announce, implement or effect any reduction in force, lay-off, early retirement program, severance program or other program concerning the termination of employment of the Business Employees;

(al)hire any new Business Employee with annual salary and benefits of a monetary value in excess of $150,000 in the aggregate; or

(am)enter into any oral or written agreement, contract, commitment, arrangement or understanding to do any of the foregoing.
For the avoidance of doubt, nothing contained in this Section 6.2 shall prohibit any of the Selling Parties from declaring, setting aside, making or paying any dividend or other distribution, payable in cash or otherwise, with respect to any of its capital stock.

6.3 Efforts; No Inconsistent Actions.

(a) Subject to the terms and conditions hereof, the Seller and the Buyer shall, and the Seller shall cause each other Selling Party to, cooperate and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transaction and to cause the conditions to each other's obligation to close the Transaction as set forth in Article VII to be satisfied. The Selling Parties and the Buyer shall cooperate with each other to the extent reasonable in connection with the foregoing.

(b) In furtherance and not in limitation of the foregoing, except for the filings and notifications made pursuant to applicable Antitrust Laws to which Section 6.3(c), and not this Section 6.3(b), shall apply, the Seller and the Buyer shall use their reasonable best efforts to file applications with any applicable Governmental Entity whose waiver, consent, authorization or approval is required in connection with the consummation of the Transaction as promptly as practicable following the date hereof and in any event no later than ten (10) Business Days following the date hereof. The Seller and the Buyer shall cooperate and use their reasonable best efforts to obtain any waiver, consent, authorization or approval required for the Closing, to respond to any requests for information from a Governmental Entity, and to contest and resist any Litigation and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that restricts, prevents or prohibits the consummation of the Transaction. To the extent permitted by applicable Law, the Seller and the Buyer shall provide the other the opportunity to make copies of all material correspondence, filings or communications (or memoranda setting forth the substance thereof) between such Party or its Representatives, on the one hand, and any Governmental Entity, on the other hand, with respect to this Agreement or the Transaction. The Selling Parties and the Buyer shall notify and keep the other advised as to (i) any material communication from any Governmental Entity regarding the Transaction and (ii) any Litigation pending and known to such Party or, to its knowledge, threatened, which challenges the Transaction.

(c) As promptly as practicable following the date hereof, the Parties shall make all filings required under any Antitrust Law. The Buyer and the Seller shall: (i) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings required under any Antitrust Law; (ii) keep the other Party reasonably informed of any communication received by such Party from, or given by such Party to any Antitrust Authority, and of any communication received or given in connection with any proceeding by a private party regarding the Transaction; and (iii) permit the other Party to review and incorporate the other Party's reasonable comments in any communication given by it to any Antitrust Authority or in connection with any proceeding by a private party related to Antitrust Laws.

(d) The Buyer and the Seller shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any applicable Antitrust Law and the approval by any relevant Antitrust Authority. Notwithstanding anything herein to the contrary, the Buyer shall take any and all action necessary, including (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Acquired Subsidiaries or the Buyer or their respective Subsidiaries; (ii) terminating existing relationships, contractual rights or obligations of the Acquired Subsidiaries or the Buyer or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Acquired Subsidiaries or the Buyer or their respective Subsidiaries; (v) effecting any other change or restructuring of the Acquired Subsidiaries or the Buyer or their respective Subsidiaries; or (vi) any obligation to undertake, or to refrain from taking, any action (each a “Remedy”) to ensure that no Governmental Entity enters any order, decision, judgment, decree, ruling, injunction (preliminary or permanent), or establishes any Law, rule, regulation or other action preliminarily or permanently restraining, enjoining or prohibiting the consummation of the Transaction (an “Antitrust Prohibition”) or to ensure that no Antitrust Authority with the authority to clear, authorize or otherwise approve the consummation of the Transaction, fails to do so by the Expiration Date.

(e) Prior to the Closing, the Seller shall, and shall cause each other Selling Party to, use commercially reasonable efforts to obtain (and cooperate with the Buyer in obtaining) all waivers, consents, Permits, authorizations, approvals of, and exemptions by, any third party necessary for the consummation of the Transaction and the satisfaction of conditions set forth in Sections 7.2(c) and (d), and the Buyer shall provide its reasonable cooperation in connection with the foregoing.

(f) All documents required to be filed by either of the Parties with any Governmental Entity in connection with this Agreement or the Transaction will comply in all material respects with the provisions of applicable Law.

6.4 Expenses of Sale. Each of the Selling Parties and the Buyer agree that, except with respect to the expenses incurred in connection with the Pre-Closing Restructuring, each of them shall bear its and their own direct and indirect expenses incurred in connection with the negotiation and preparation of the Transaction Documents and the consummation and performance of the Transaction. All transfer, documentary, gross receipts, sales and use Taxes (collectively, “Transfer Taxes”), other Taxes and similar Liabilities, if any, resulting from the Transaction and the Closing shall be paid by the Seller. Notwithstanding the foregoing, at the

Closing, the Buyer shall pay the Seller $500,000 as reimbursement for the direct and indirect expenses incurred by the Selling Parties in connection with the preparation of the documents and agreements related to, and the consummation and performance of, the Pre-Closing Restructuring; provided, that in the event that this Agreement is terminated for any reason (other than a termination by the Buyer due to the Seller's material breach of this Agreement), promptly following such termination, the Buyer shall reimburse the Seller upon the Seller's written request (which written request shall include supporting documentation, such as invoices and receipts) for any direct or indirect expenses incurred by the Selling Parties prior to the date of such termination in connection with the preparation of the documents and agreements related to, and the consummation and performance of, the Pre-Closing Restructuring and any Transfer Taxes resulting from the Pre-Closing Restructuring up to an amount not to exceed $500,000. All charges, costs and fees which result from the filings under applicable Antitrust Laws and in compliance with other regulatory requirements, including the charges, costs and fees of the Antitrust Authorities, shall be borne equally by the Seller and the Buyer.

6.5 Maintenance of Records. The Seller and the Selling Subsidiaries undertake (i) for a period of six (6) years from the Closing Date (or such longer periods as may be required by Law), to retain all records (including Tax Returns) and documents relating to the Business that have not been transferred at Closing to the Buyer and (ii) to make available to the Buyer for inspection and copying, at the Buyer's sole expense, at reasonable times and upon request therefor, all such records to the extent not so disposed of. The Buyer undertakes (i) for a period of six (6) years from the Closing Date (or such longer periods as may be required by Law), to retain all records and documents relating to the Business that have been transferred at Closing to the Buyer and (ii) to make available to the Seller for inspection and copying, at the Seller's sole expense, at reasonable times and upon request therefor, all such records to the extent not so disposed of.

6.6 Notification of Certain Matters; Supplemental Information.

(a) Each Party shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event or the existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof, up to and including the Closing Date, that reasonably could be expected to prevent the Closing from occurring and (ii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, which failure reasonably could be expected to prevent the Closing from occurring.

(b) The Seller shall have the right from time to time prior to the Closing to supplement the Schedules prepared by it with respect to any matter not existing or, to the extent that a representation or warranty is qualified by a reference to the Knowledge of the Seller, known as of the date of this Agreement which, if existing or known by the Seller as of the date of this Agreement, would have been required to be set forth or described in such Schedule. The Seller shall provide any such supplemental disclosure as promptly as practicable. In the event that the Seller delivers a supplemental disclosure within five (5) Business Days of a date which otherwise would have been the Closing Date, the Buyer shall have the right to delay the Closing in order to consider and evaluate the impact of such disclosed matter, provided, however, that unless such disclosure renders a condition set forth in Section 7.2, other than Section 7.2(a), unsatisfied, the Closing shall occur five (5) Business Days after such date which otherwise would have been the Closing Date. Any such supplemental disclosure will be deemed to have cured any breach of any representation or warranty made in this Agreement for purposes of determining whether or not the conditions set forth in Section 7.2(a) have been satisfied as of the Closing Date, but not for purposes of determining whether or not other conditions set forth in Section 7.2 have been satisfied. Moreover, such supplemental disclosures will be deemed not to have been disclosed for purposes of qualifying any of the representations and warranties made in this Agreement as of the Closing Date for purposes of determining whether the Buyer and the Buyer Indemnified Parties are entitled to indemnification pursuant to Section 11.1(a) (it being understood that all such representations and warranties set forth in Article IV (other than any that, by their terms, are being made as of the date hereof only) are being remade as of the Closing Date for purposes of Section 11.1(a)).

6.7 Confidentiality; Publicity.

(a) Prior to the Closing Date and after any termination of this Agreement, each Party (the “Receiving Party”) and its Affiliates will hold, and will use their best efforts to cause their respective Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Business or the other Party or its Affiliates furnished to the Receiving Party or its Affiliates by the other Party (the “Disclosing Party”) in connection with the Transaction, except to the extent that such information can be shown to have been (i) previously known on a non-confidential basis by the Receiving Party, (ii) in the public domain through no fault of the Receiving Party or (iii) later lawfully acquired by the Receiving Party from sources other than the Disclosing Party; provided, that the Receiving Party may disclose such information to its Representatives in connection with the Transaction so long as such Representatives are informed by the Receiving Party of the confidential nature of such information and are directed by the Receiving Party to treat such information confidentially. The Receiving Party shall be responsible for any failure to treat such information confidentially by such Persons. If this Agreement is terminated, each Receiving Party and its Affiliates will, and will use their reasonable best efforts to cause their respective Representatives to, destroy or deliver to the Disclosing Party all documents and other materials, and all copies thereof, obtained by the Receiving Party or its Affiliates or on their behalf from the Disclosing Party or its Affiliates in connection with this Agreement that are subject to such confidence; provided, that each Receiving Party may retain one set of such documents and other materials for archival purposes and use in connection with any dispute arising out of this Agreement or the transactions contemplated hereby.

(b) Except as may be required by Law or by the final decision of a stock exchange, regulatory agency or other authority, no press or publicity release or other announcement concerning this Agreement or the Transaction shall be issued without advance approval of the form and substance thereof by the Seller and the Buyer; provided, that from and after the date hereof, discussions may be held with financial institutions for the purpose of opening bank accounts for the use of the Business following the Closing, customers, suppliers, employees and other business partners of the Business in accordance with a communication plan to be separately agreed between the Parties; provided, further, that the Seller or its Representatives may participate in any such discussions at the Seller's election.

6.8 Further Assurances. From time to time following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver such conveyances, notices, assumptions, releases, consents, documents and other instruments and papers, and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the Transaction, including obtaining any Permits, consents, authorizations, approvals of, or effecting the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required in order to permit the consummation of, and to give full effect to, the Transaction. Notwithstanding anything to the contrary contained in this Agreement, in the event that any of the Excluded Assets physically remain at the Owned Real Property or the Leased Real Property from and after the Closing (such assets the “Remaining Assets”), then the Buyer shall (i) refrain from using the Remaining Assets in any manner in connection with the operation of the Business or for any other purpose (except as contemplated by the Transaction Documents); (ii) to the extent applicable, treat such Remaining Assets as “confidential documents and information” subject to Section 6.7 (without giving effect to the first clause of the first sentence thereof); and (iii) notify the Seller of the Remaining Assets and promptly, at the Seller's election and expense, either (x) destroy such Remaining Assets or (y) at the Seller's sole expense, return such Remaining Assets to the Seller as directed by the Seller.

6.9 WARN Act. Since January 1, 2008, neither the Seller nor any Selling Party has taken any action, or series of actions, with respect to the Business Employees, which action or series of actions constitute, individually or in the aggregate, a “Plant Closing” or “Mass Layoff” under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq. (the “WARN Act”) or any similar local Law. Except as set forth on Schedule 6.9, neither the Seller nor any Selling Party has involuntarily terminated or reduced by more than fifty percent (50%) in hours or work the employment of any employee of the Business during the two (2) full calendar months and the partial month preceding the date hereof. The Buyer hereby indemnifies the Seller and their respective Affiliates against, and agrees to hold each of them harmless from, any and all Liabilities incurred or suffered by the Seller or any of their respective Affiliates with respect to the WARN Act or any similar state or local Law arising as a direct result of the Transaction and without regard to any other employees of Seller not constituting Business Employees. During the sixty (60) calendar days following the Closing Date, the Buyer shall not take any action, or series of actions, with respect to the Business Employees, which action or series of actions constitute, individually or in the aggregate, a “Plant Closing” or “Mass Layoff” under the WARN Act.

6.10 IT Systems.

(a) Subject to the terms and conditions of this Agreement, the Seller hereby grants to the Buyer a non-exclusive, non-transferable (except as set forth in Section 13.6), perpetual, worldwide, royalty-free (other than as provided below), fully paid-up (other than as provided below), irrevocable right and license, under the Seller's Intellectual Property, effective as of the Closing Date, to use, copy, reproduce, modify, perform, display and create derivative works based on the Custom IT System Components solely for the internal use of the Buyer, Holdco and the Acquired Subsidiaries in connection with (i) the conduct of the Business by the Buyer at any of (A) the Owned Real Properties, (B) the Leased Real Properties, or (C) any other real property location acquired or leased by Holdco or any Acquired Subsidiary for the purpose of constructing new facilities or relocating facilities that are subject to the license granted hereunder immediately prior to such relocation (collectively, the “Licensed Properties”) or (ii) the organic evolution of the Business following the Closing at the Licensed Properties, in each case, specifically excluding the conduct of any legacy businesses of the Buyer or any businesses acquired through acquisition. In full consideration of the right and license granted under this Section 6.10, in connection with or promptly following the termination of the IT Services pursuant to the Transitional Services Agreement, and in any event within five (5) Business Days of such termination, the Buyer shall pay or cause to be paid to the Seller or its designee, without any right to offset, an amount equal to $1.0 million (which for the avoidance of doubt will be in addition to, and not included in, the Purchase Price). The right and license granted hereunder includes the right of the Buyer to have such right and license exercised by a third party on behalf of and for the sole benefit of the Buyer but is otherwise non-sub-licensable. The Seller shall deliver the Custom IT System Components (including (i) the source code of any software included in the Custom IT System Components and all existing documentation, developers' notes and similar information relating thereto and (ii) all tangible embodiments of the Custom IT System Components) to the Buyer at or prior to the termination of the IT Services provided pursuant to the Transitional Services Agreement. No fewer than thirty (30) days prior to the Closing Date, the Seller shall also disclose in writing to the Buyer in reasonable detail the environment required to run the Custom IT System Components (as currently run by the Seller), including any and all hardware, software and network requirements. Except as expressly provided in this Section 6.10, the licenses granted in this Section 6.10 do not permit Buyer to, and Buyer will not, and will not permit any third parties to: (a) translate, disassemble, decompile or reverse engineer the Custom IT System Components; (b) rent, lease, loan, sell, transfer, license, sublicense, distribute or use the Custom IT System Components in any manner to provide service bureau or time-sharing services to third parties; (c) alter, remove or obscure any copyright or other proprietary notices on or in the Custom IT System Components; and (d) use the Custom IT System Components for any purpose outside of the Licensed Properties, or with respect to either (x) legacy businesses of the Buyer or its Affiliates (other than Holdco and the Acquired Subsidiaries) or (y) businesses of the Buyer or its Affiliates acquired through acquisition, in each case even if such business operates at the Licensed Properties. Except for the license and rights expressly granted with respect to the Custom IT System Components in this Section 6.10, the Seller owns the entire right, title and interest in and to the Custom IT System Components, and no other license or right is granted to Buyer, by implication, estoppel or otherwise under any of Seller's Intellectual Property. All source code and documentation or specifications relating to the Custom IT System Components will be treated as confidential information of the Seller under this Agreement, and Buyer's obligation to treat the source code as confidential and not disclose such source code to any third parties will survive any termination or expiration of this Agreement in perpetuity. For the avoidance of doubt, the Buyer is required to obtain its own license directly from SAP or any other third party in order to use any SAP software or any other third party software to receive the benefits of the Custom IT System Components, and nothing contained in this Section 6.10 shall be deemed to require or impose any obligation on the Seller to license to the Buyer or obtain any license from SAP or any other third party for the Buyer. For clarity, the Buyer and/or its Affiliates shall own all right, title and interest (including all Intellectual Property) in and to any and all modifications and derivatives based on the Custom IP System Components authored, created or developed by Buyer, Holdco or the Acquired Subsidiaries hereunder.

(b) From the date hereof until and including the Closing Date, the Parties shall cooperate and assist each other in good faith to ensure that all requirements necessary for the performance of the IT Services by the Seller to the Buyer are met in accordance with the specifications and principles set forth on Schedule 6.10(b).

6.11 Insurance Coverage. The Buyer is aware that the Business is covered by group umbrella insurance policies taken out by the Seller and its Affiliates and that the Business will not be covered by such umbrella insurance policies after Closing. The Buyer shall undertake measures so that the current umbrella insurance policies are replaced by other insurance policies for the Business as per the Closing Date at the latest if and to the extent such umbrella insurance policies cover the Business. The Seller, the Buyer and the Buyer's insurance broker shall reasonably cooperate to identify such umbrella insurance policies and to facilitate a smooth replacement thereof on the Closing Date.

6.12 Intercompany Receivables and Payables. Except as expressly provided in this Agreement or the other Transaction Documents, all receivables or payables, and any other obligation or agreement of the Business from or to, as applicable, the Seller, any of the Selling Subsidiaries or any of their respective Affiliates (other than Holdco and the Acquired Subsidiaries), including any guarantee by the Seller or any of the Selling Subsidiaries or their respective Affiliates of any obligations of Holdco or any of the Acquired Subsidiaries, shall be terminated not later than the Closing.

6.13 Use of the Seller's Name and Marks. The Buyer agrees that, as soon as reasonably practicable following the Closing and, in any event, not later than six (6) months after the Closing Date: (a) the Buyer shall change the names of each of the Acquired Subsidiaries listed on Schedule 6.13 to a name that is not confusingly similar to or containing any of the foregoing names, and specifically removing the names “Hexion” and/or “Momentive” from the entity's name; (b) the Buyer shall, and shall cause Holdco and the Acquired Subsidiaries to, cease to use, distribute, display or market any article or instrument of any kind, including signs, invoices, labels, letterhead, business cards, packaging, advertisement or websites, that reflects or includes any logo, trademark, trade name, trade dress, service mark, domain name or website that is confusingly similar to or containing any name, mark or logo of the Seller or the Selling Subsidiaries that is not included in Purchased Assets; and (c) the Buyer shall return or destroy any and all such articles or instruments in the possession of the Buyer or any of its Affiliates (including Holdco and the Acquired Subsidiaries), and (d) the Buyer shall modify any web site or web page regarding the Business to remove any such logo, trademark, trade name, trade dress, service mark or domain name. The Buyer agrees that, as soon as reasonably practicable after the Closing, the Buyer shall mark products and other property acquired hereunder, both internally and externally, with a name and mark that is not confusingly similar to or containing any name, mark or logo of the Seller or the Selling Subsidiaries that is not included in the Purchased Assets. The Buyer agrees that none of the Buyer or any Affiliate of the Buyer shall advertise or hold itself out as the Seller or an Affiliate thereof. The Buyer agrees that any use of the Seller's names and marks during the transition period provided under this Section 6.13 shall be substantially consistent with the trademark practices and quality standards of Seller in its use of such names and marks. Such use, and all goodwill associated with such use, shall inure to the benefit of the Seller. The

Seller will have the right to monitor the quality of the products, services and any promotional materials bearing the Seller's names and marks. The Seller's names and marks will remain the exclusive property of the Seller.

6.14 VAT Receivables.

(a) From and after the Closing, the Buyer and the Seller shall, and the Buyer shall cause the Acquired Subsidiaries to, use commercially reasonable efforts to collect the full amount of each VAT Receivable as promptly as practicable. None of the Buyer, the Seller, nor any of their respective Affiliates shall compromise the right of the Acquired Subsidiaries to any such VAT Receivable. The Seller shall have the exclusive right to conduct and control (as it may decide in its sole discretion and at its sole expense) any legal proceeding and negotiations, including audits, with respect to any VAT Receivable. The Seller shall consult with the Buyer, as reasonably requested from time to time, in respect of any such legal proceedings or negotiations. The Buyer shall promptly deliver to the Seller any correspondence received by it or any of its Affiliates (including, from and after the Closing, the Acquired Subsidiaries) with respect to any VAT Receivable.

(b) From and after the Closing, the Buyer shall pay to the Seller the amount of any moneys received by the Buyer or any of its Affiliates (including the Acquired Subsidiaries) with respect to any VAT Receivable within ten (10) calendar days of receipt thereof without set-off or deduction.

6.15 Definitive Documentation of Pre-Closing Restructuring. The Seller shall give the Buyer a reasonable opportunity to review and comment on the definitive documentation governing the Pre-Closing Restructuring, and all such documentation shall be subject to the Buyer's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed.

6.16 Guarantees. The Buyer agrees and acknowledges that the Seller and its Affiliates (other than the Acquired Subsidiaries) intend to seek the release of the guarantees, indemnities, surety bonds, letters of credit, letters of comfort or other similar instrument that survive beyond the Closing for the benefit of the Business or any Acquired Subsidiary (collectively, the “Business Guarantees”) listed on Schedule 6.16. The Buyer shall use its best efforts to cause the Buyer or one or more of its Subsidiaries to be substituted as soon as reasonably practicable (with effect from and after the Closing) in all respects for the Seller and/or its Affiliates (other than the Acquired Subsidiaries) with respect to any Business Guarantee, and to cause the Seller and/or such Affiliate to be released in respect of, all obligations of any Acquired Subsidiary and any obligations related to any Purchased Asset or any Assumed Liability, under any Business Guarantee; provided, that such substitution, removal, release or termination shall be in a form and substance satisfactory to the Seller in its sole discretion.

6.17 Tax Matters.

(a) The Seller shall timely prepare and file or cause to be timely prepared and filed all Tax Returns of or with respect to Holdco or the Acquired Subsidiaries that are required to be filed after the Closing Date but that relate to a taxable period ending on or prior to the Closing Date. To the extent relating to Holdco or the Acquired Subsidiaries, all such Tax Returns shall be prepared on a basis consistent with past practice. The Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns of or with respect to Holdco or the Acquired Subsidiaries that relate to a taxable period beginning prior to the Closing Date and ending after the Closing Date. Prior to the filing of any such Tax Return prepared by the Buyer, the Buyer shall provide the Seller with a substantially final draft of such Tax Return at least fifteen (15) calendar days prior to the due date for such Tax Return (or, if required to be filed within thirty (30) calendar days after the Closing Date or the end of the taxable period to which such Tax Return relates, as soon as reasonably possible following the Closing Date or the end of such taxable period, as the case may be) for the Seller's review and approval. The Seller shall notify the Buyer of any objections that the Seller may have to any items set forth in any such draft Tax Return, and the Buyer and the Seller agree to consult and attempt to resolve in good faith any such objection and to mutually consent to the filing of such Tax Return. If the Seller and the Buyer cannot reach complete agreement within fifteen (15) days (or by the due date of such Tax Return, if earlier), an accounting firm that is mutually selected by the parties shall resolve such dispute. Such Tax Returns shall be prepared or completed in a manner consistent with prior practice of the applicable Acquired Subsidiary unless otherwise required by Law. Without the prior written consent of the Seller or unless otherwise required by Law, the Buyer shall not amend any Tax Return of any of the Acquired Subsidiaries for any Pre-Closing Tax Period.

(b) After the Closing Date, the Buyer and the Seller shall provide each other with such cooperation and information relating to the Business, Holdco or any Acquired Subsidiary as the other Party may reasonably request in (i) filing any Tax Return or other Tax filing or claim for refund of Taxes, (ii) determining any Tax liability or right to refund of Taxes or (iii) conducting or defending any audit or other proceeding in respect of Taxes.

(c) Any Tax refund (including any interest with respect thereto), and any equivalent benefit through a reduction in Tax liability for a post-Closing Date period, relating to Holdco or any of the Acquired Subsidiaries for any Pre-Closing Tax

Period shall be the property of the Seller, and, if received by the Buyer, Holdco or any of the Acquired Subsidiaries, shall be paid to the Seller promptly following receipt less any costs or expenses incurred by the Buyer, Holdco or an Acquired Subsidiary in connection therewith. The Buyer shall, if the Seller so requests and at Seller's expense, cause the relevant entity to file for and obtain any refunds or equivalent amounts to which the Seller is entitled under this Section 6.17(c) unless the Buyer determines in good faith that it would be adversely affected by such filing; provided, that the Buyer shall not be considered adversely affected by such a filing merely because the filing results in a reduction or elimination of a net operating loss, Tax basis, Tax credit or similar Tax item of Holdco or any of the Acquired Subsidiaries for a Pre-Closing Tax Period. In the event the Buyer or the Selling Parties, as the case may be, shall receive a refund of any Tax the liability for which was the subject of apportionment under Section 6.17(d) or (e) below, the amount of that refund shall be prorated between the parties in accordance with the manner in which the related Tax liability was apportioned. In the case of a Tax that is not subject to apportionment under Sections 6.17(d) or (e) below, if the Selling Parties on the one hand, or the Buyer on the other hand, shall receive a refund of such Tax and such Tax has been paid by the other party, the party receiving the refund shall promptly remit such refund to the other party less any costs or expenses incurred by the receiving party in connection therewith.

(d) The Buyer and the Selling Parties shall apportion all real property, personal property, intangibles and other similar ad valorem Taxes (excluding, for the avoidance of doubt, any Transfer Taxes) paid or payable in connection with any of the Purchased Assets for the ad valorem Tax period in which the Closing occurs, such apportionments to be made as of the Closing Date, to be based upon the ad valorem Tax period for which such Taxes are assessed and to be apportioned on per diem basis as of the completion of the Closing. Such apportionment shall be made at or prior to the Closing to the extent practicable. In the event that the applicable Tax bill or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, the proration shall be based upon the actual amount of such Taxes or fees for the preceding year (or appropriate period) for which such actual Taxes or fees are available, provided that the Buyer and the Seller shall recalculate and re-prorate said Taxes and payments and make the necessary cash adjustments promptly upon the issuance, and on the basis of, the actual Tax bills received for any such ad valorem Tax period; provided, however, that any increase in the per diem rate in a Tax period beginning after the Closing Date shall not be taken into account in such allocation. The Selling Parties and the Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 6.17(d). The Selling Parties, on the one hand, and the Buyer on the other hand, shall make reconciliation payments to the other to effect the above proration, giving credit to the Selling Parties for any prepayment of such Taxes with respect to periods (or portions thereof) after the Closing Date.

(e) Except as provided in Section 6.4, Taxes not described in Section 6.17(d) (including, for the avoidance of doubt, any ad valorem Taxes imposed for a taxable period that ends prior to the Closing Date and any other Tax of the Selling Parties imposed for any taxable period) shall be apportioned to the Pre-Closing Tax Period on the basis of an interim closing of the books as of the completion of the Closing.

6.18 Non-Compete. For five (5) years following the Closing Date (or if such period is in excess of that allowed by applicable Law in any specific jurisdiction, then with respect to such jurisdiction only, the maximum period allowed under the applicable Law of such jurisdiction that is less than five (5) years following the Closing Date), the Seller shall not, and shall cause its direct and indirect Subsidiaries not to, directly or indirectly, own, manage, operate or control, or engage, join or participate in the ownership, management, operation or control of, any Person that is engaged in, or owns, operates, manages or controls any venture or enterprise which directly or indirectly engages in a Restricted Business; provided, that nothing contained in this Section 6.18 shall (i) preclude the Seller or any of its Affiliates from acquiring, owning or operating any Person, or the business of any Person, who is, directly or indirectly through its controlled Affiliates, engaged in a Restricted Business (such Person acquired, an “Acquired Competitor”) by means of (A) any merger, consolidation, joint venture, or other business combination pursuant to which the business of an Acquired Competitor is combined with the business of Seller or its Affiliates, (B) the acquisition by any of Seller or its Affiliates, directly or indirectly through its controlled Affiliates, of the capital stock of an Acquired Competitor, by way of tender or exchange offer, negotiated purchase or other means, or (C) the acquisition by any of Seller or its Affiliates, directly or indirectly through its controlled Affiliates, of the assets, properties, or business of an Acquired Competitor, by way of a direct or indirect (through its controlled Affiliates) purchase, exchange, joint venture, or other means, in each case so long as the revenues for such Acquired Competitor from its competitive activities for the four full fiscal quarters immediately preceding the date that the definitive agreements for such transaction are executed do not exceed twenty-five percent (25%) of the total revenues for such Acquired Competitor for the four full fiscal quarters immediately preceding the date that the definitive agreements for such transaction are executed; or (ii) prohibit or otherwise restrict Seller or any of its Affiliates from developing or manufacturing any products for its own internal use or any other use not involving a sale or transfer to an unaffiliated third party for value.

6.19 Due Diligence Recordings. No later than the earlier to occur of (a) ten (10) Business Days prior to the Closing Date and (b) three Business Days following the termination of this Agreement, the Buyer shall destroy all Due Diligence Recordings and, following such destruction, the Buyer shall promptly deliver to the Seller a certificate, signed by a duly authorized officer of the Buyer, to the effect that the Buyer has satisfied its obligations under this Section 6.19.

6.20 Transferred Cash. The Seller and the Buyer shall cooperate in an effort to identify, promptly after the date hereof, an amount of Transferred Cash to be retained by the Acquired Subsidiaries at the time of Closing (the Parties intend such amount to broadly reflect past practice for the Acquired Subsidiaries, giving effect to seasonality), subject to the purchase price adjustment for Transferred Cash contained in Article II. The Seller shall use commercially reasonable efforts to cause the Acquired Subsidiaries to have such agreed amount of Transferred Cash at Closing.

Article VII
Closing Conditions

7.1 General Conditions. The obligations of the Seller and the Buyer to effect the Closing shall be subject to the following conditions, unless waived in writing by each of the Seller and the Buyer:

(an)Litigation; Orders. At the Closing Date, (i) no material Law or Order shall have been enacted, entered, issued, promulgated or enforced by any Governmental Entity that prohibits or restrains any material part of the Transaction and (ii) no Litigation shall have been commenced or threatened by any Governmental Entity that seeks to restrain or materially and adversely alter the Transaction.

(ao)Approvals. Any applicable waiting period under the Antitrust Laws relating to the Transaction shall have expired or been terminated, any necessary approvals required under the Antitrust Laws relating to the Transaction shall have been granted or deemed to have been granted, and all other waivers, consents, authorizations and approvals required by applicable Law to be obtained from any Governmental Entity to consummate the Transaction that are identified on Schedule 7.1(b) shall have been received or obtained on or prior to the Closing Date.

7.2 Conditions to Obligations of the Buyer. The obligation of the Buyer to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Buyer:

(a) Representations and Warranties of the Seller. Each of the representations and warranties of the Seller set forth in Article IV shall be true and correct in all respects (disregarding for purposes of this Section 7.2(a) all Material Adverse Effect and other materiality qualifiers therein) as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in each case, to the extent that the failure of such representations and warranties to be true and correct would not result in a Material Adverse Effect; and further, the representations and warranties of the Seller set forth in Sections 4.21 and 4.22 shall be true and correct in all material respects.

(b) Performance of Obligations. The Seller shall have performed, and each Selling Subsidiary shall have performed, in all material respects all of their respective obligations hereunder required to be performed by them on or prior to the Closing Date, including the Pre-Closing Restructuring; provided, that any failure by the Seller to have performed any obligations contained in Section 6.20 (other than willful and intentional breaches) shall be disregarded for purposes of this Section 7.2(b).

(ap)Third Party Consents. The Seller shall have obtained all third party waivers, consents, authorizations and approvals listed on Schedule 7.2(c).

(aq)Permits. The Seller shall have obtained, or shall have caused Holdco and the Acquired Subsidiaries to assume or obtain, all Permits listed on Schedule 7.2(d).

(ar)No Material Adverse Effect. There shall have occurred no Material Adverse Effect.

(as)Transitional Services Agreement. The Seller shall be capable of performing, in all material respects, its obligations under the Transitional Services Agreement and all such obligations shall be capable of being performed in all material respects.

(at)Certified Resolutions. The Seller shall have delivered to the Buyer a certificate executed by the Secretary or Assistant Secretary of the Seller containing true and correct copies of the resolutions duly adopted by the Seller's board of directors approving and authorizing this Agreement, each of the Transaction Documents and the Transaction. The Secretary or Assistant Secretary of the Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

(au)Incumbency. The Seller shall have delivered to the Buyer a certificate of incumbency of the Seller executed by the officers of the Seller executing this Agreement, and attested by the Secretary or Assistant Secretary of the Seller listing the officers of the Seller authorized to execute this Agreement and the Transaction Documents on behalf of the Seller and certifying the authority of each such officer to execute such documents in connection with the consummation of the Transaction.

(av)Officer's Certificate. The Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Seller, to the effect that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(aw)Closing Deliveries. The Buyer shall have received the documents referred to in Sections 8.1 and 8.3 to be delivered by the Seller.

7.3 Conditions to Obligations of the Seller. The obligation of the Seller to effect the Closing shall be subject to the following conditions, except to the extent waived in writing by the Seller:

(a) Representations and Warranties of the Buyer. Each of the representations and warranties of the Buyer set forth in Article V shall be true and correct in all respects as of the Closing Date as if made on the Closing Date (except to the extent any such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), except, in each case, to the extent that the failure of such representations and warranties to be true and correct would not have a material adverse effect on the Buyer's ability to consummate the Transaction.

(b) Performance of Obligations. The Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.

(c) Certified Resolutions. The Buyer shall have delivered to the Seller a certificate executed by an authorized representative of the Buyer containing true and correct copies of the resolutions duly adopted by the Buyer's board of directors approving and authorizing this Agreement and the transactions contemplated hereby. The authorized representative of the Buyer shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

(d) Incumbency. The Buyer shall have delivered to the Seller certificates of incumbency of the Buyer executed by the officers of the Buyer executing this Agreement, and attested by the Secretary or Assistant Secretary of the Buyer listing the officers of the Buyer authorized to execute this Agreement and the Transaction Documents on behalf of the Buyer and certifying the authority of each such officer to execute such documents in connection with the consummation of the Transaction.

(e) Due Diligence Recordings. The Buyer shall have destroyed all Due Diligence Recordings, including all copies thereof.

(f) Officer's Certificate. The Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Buyer, to the effect that the conditions set forth in Sections 7.3(a), (b) and (e) have been satisfied.
(g) Closing Deliveries. The Seller shall have received the payments and documents referred to in Sections 8.2 and 8.3 to be delivered by the Buyer.

Article VIII
Closing Deliveries
8.1 By the Seller. At the Closing, the Seller shall deliver the following items, duly executed by the Seller:

(ax)Certificates. Certificates with respect to matters referred to in Sections 7.2(g), (h) and (i);

(ay)Liens. Such documents and instruments as may be reasonably requested by the Buyer to demonstrate that, effective as of the Closing Date, all Liens and security documentation granted or entered in connection therewith with respect to the Purchased Assets, other than Permitted Liens, shall have been released and/or terminated;

(az)Holdco Equity Interests. Evidence reasonably satisfactory to the Buyer of the transfer to the Buyer of all of the outstanding equity interests in Holdco; and

(ba)FIRPTA Certificate. A certificate of non-foreign status that complies with the requirements of section 1445 of the Code and the Treasury Regulations promulgated thereunder.

(bb)Pre-Closing Restructuring Documents. Such documents and instruments as may be reasonably requested by the Buyer to demonstrate that, effective as of the Closing Date, the Pre-Closing Restructuring has been completed.

(bc)Director Resignations. Duly signed letters of resignation conditioned upon and effective as of the Closing from each director of Holdco or any Acquired Subsidiary designated by Buyer at least ten (10) Business Days prior to Closing, including a mutual waiver and release from such director, on the one hand, and Holdco or the applicable Acquired Subsidiary, on the other hand, in form and substance reasonable satisfactory to the Buyer and the Seller.

8.2 By the Buyer. At the Closing, the Buyer shall deliver the following items, duly executed by the Buyer where applicable:

(a) Purchase Price. To the Seller, the Closing Date Payment.

(b) Certificates. Certificates with respect to matters referred to in Sections 7.3(c), (d) and (f).

8.3 By the Seller and the Buyer. At the Closing, the Seller and the Buyer, as applicable, shall deliver the following items, duly executed:
(a) Transitional Services Agreement. The Transitional Services Agreement, by and among the Seller and the Buyer, substantially in the form attached as Exhibit D (the “Transitional Services Agreement”);

(b) Toll Processing Agreement. The Toll Processing Agreement, by and among the Seller and the Buyer, substantially in the form attached as Exhibit E (the “Toll Processing Agreement”);

(c) Reverse Toll Agreement. The Toll Processing Agreement, by and among the Buyer and the Seller, substantially in the form attached as Exhibit F (the “Reverse Toll Agreement”); and

(d) ROBUST License Agreement. The ROBUST License Agreement, by and among the Seller and the Buyer, substantially in the form attached as Exhibit G (the “ROBUST License Agreement”).

Article IX
EMPLOYEE PROVISIONS

9.1 Offers of Employment to Specified Employees.

(bd)The Buyer shall, within fifteen (15) Business Days after the date hereof, make offers of employment to each Specified Employee, which offers are valid under the applicable Laws of the jurisdictions where each such Specified Employee resides, with such offers of employment subject to the consummation of the Closing. Each such offer will expire as of the Closing Date and any acceptance of such offer shall become effective upon (and not prior to) the Closing Date. The Seller shall provide the Buyer, at least two (2) Business Days prior to Closing, with an updated list of the Specified Employees.

(be)All Specified Employees who are subject to any collective bargaining agreement with the Seller or any Selling Subsidiary (collectively, the “Union Employees”) shall be offered employment in their current positions, current location of employment, and upon the terms and conditions set forth in such collective bargaining agreement. The Buyer shall recognize any union representing such Union Employees as the exclusive bargaining representative and shall have assumed any collective bargaining agreement covering such Union Employees in its entirety as of the Closing Date, including all existing letters of agreement.

(bf)All Specified Employees who are not “Union Employees” shall be offered employment in comparable positions, at the same location of employment (except as to those operational employees of the Seller who may be relocated to the Chicago area following the Closing), and on terms and conditions that are substantially comparable, in the aggregate, to the terms and conditions of employment as currently provided by the Seller or its Affiliates to such Specified Employees commencing on the Closing Date or upon the return of any such Specified Employee to active employment; provided, that such offers of employment shall be at a per annum base salary or regular hourly wage rate, as applicable, no less favorable than each such Specified Employee's current salary or regular hourly wage rate, as applicable.

9.2 Transferred Employees.

(a) The Buyer shall, or shall cause its Affiliates to, provide each Transferred Employee (who is not a Union Employee), during the twelve (12) month period following Closing, with compensation and benefits that are substantially comparable in the aggregate to the compensation and benefits provided to such Transferred Employee by the Seller and its Affiliates immediately prior to the Closing Date. To the extent allowed by insurance providers, each Transferred Employee who becomes a participant in any benefit plan or program of the Buyer or any of its Affiliates shall be given credit under such plans and programs, for purposes of eligibility, vesting and benefit accrual thereunder, for all services recognized by the Seller or its Affiliates (except to the extent that such credit would result in duplication of accrual of benefits). The Buyer agrees to recognize and credit each Transferred Employee with any accrued but unused vacation, sick or personal leave recorded on the books of the Seller or its Affiliates as of the Closing Date. Furthermore, to the extent allowed by insurance providers, the Buyer shall cause there to be waived any pre-existing condition, actively at work requirement and waiting period(s) applicable to any Transferred Employee in connection with any benefit plan maintained by the Buyer and its Affiliates. To the extent allowed by insurance providers, the Buyer shall cause any such benefit plan to honor any expenses incurred by each Transferred Employee and its beneficiaries under any Benefit Plan during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable deductible, co-insurance and maximum out-of-pocket expenses.

(b) The Buyer shall assume all Liabilities and obligations to provide severance to (i) any Specified Employee who is not offered employment on the terms contemplated by Section 9.1 and (ii) any Transferred Employee whose employment is involuntarily terminated after the Closing Date. The Buyer agrees to provide severance pay and benefits to Transferred Employees equivalent to that offered by the Seller and its Affiliates to similarly situated employees for a period of twelve (12) months following the Closing Date.

9.3 The Seller and Employees. The Seller or applicable Selling Subsidiary shall terminate the employment of all Specified Employees effective as of the Closing Date. Neither the Seller nor any of its Affiliates will contribute to any benefit plan of the Buyer or any of its Affiliates. As of the Closing Date, the Seller or applicable Selling Subsidiary shall cease to be the employer of each Specified Employee. The Seller agrees to waive any non-compete with respect to any Transferred Employee or any individual who is seconded to an Acquired Subsidiary that would otherwise prohibit such Transferred Employee or individual from accepting a position with the applicable Acquired Subsidiary.

9.4 Post-Closing Payments Related to Retention Bonus Liabilities. Following the Closing, the Buyer agrees to make any payments to the Transferred Employees with respect to those specific amounts relating to retention bonuses to be paid to Business Employees that the Seller, the Selling Subsidiaries or the Acquired Subsidiaries have agreed to pay as set forth on Schedule 9.4 (the “Retention Bonus Liabilities”) (and solely to the extent in accordance with the terms and conditions thereof). The Seller shall reimburse the Buyer for such payments within ten (10) Business Days after the receipt by the Seller of written notice and reasonably satisfactory evidence of such payments by the Buyer. For the avoidance of doubt, in no event shall the Seller be required to reimburse the Buyer for any “gross up” payments or other payments made to the Transferred Employees in excess of the aggregate amount of the Retention Bonus Liabilities set forth on Schedule 9.4.

9.5 COBRA. The Seller shall be responsible for providing continuation coverage to the extent required by Section 4980B of the Code or similar state law (“COBRA”) to those employees of the Seller, and other qualified beneficiaries under COBRA with respect to such employees, who have a COBRA qualifying event (due to termination of employment with the Seller or otherwise) prior to or in connection with the transactions contemplated by this Agreement. Except as required by law, neither the Buyer nor any of its Affiliates shall be responsible for the failure of the Seller to comply with any of the requirements of COBRA, including applicable notice requirements.

9.6 Non-Solicitation.

(a) Except as specifically contemplated hereby with respect to the Business Employees, for a period from the date hereof through the period ending eighteen (18) months following the Closing Date, neither the Buyer nor any of its Affiliates shall, directly or indirectly, without the prior written consent of the Seller, (i) contact for solicitation, solicit, encourage, or induce any person who is an officer, employee or consultant of the Seller's retained businesses to terminate their employment or consulting engagement with the Seller, or (ii) contact for solicitation, encourage, induce, hire, engage, or employ any person who is an officer, employee or consultant of the Seller's retained businesses to become an officer, employee or consultant of the Buyer or any of its Affiliates. Notwithstanding the foregoing, nothing in this Section 9.6(a) shall be construed to prohibit the Buyer from (w) advertising open positions, participating in job fairs and comparable activities or conducting other forms of soliciting candidates for employment or contract opportunities that are general in nature, (x) responding to unsolicited inquiries about employment or contract opportunities or possibilities from recruiters or other agents, (y) responding to unsolicited inquiries about employment or contract opportunities from any individual or (z) hiring an officer, employee or consultant of the Seller's retained businesses who has responded to a general solicitation of employment not specifically directed at such officer, employee or consultant.

(b) From the date hereof through the period ending eighteen (18) months following the Closing Date, neither the Seller nor any of its Affiliates shall, directly or indirectly, without the prior written consent of the Buyer, (i) contact for solicitation, solicit, encourage, or induce any person who is an officer, employee or consultant of the Buyer (including, from and after the Closing, the Transferred Employees) to terminate their employment or consulting engagement with the Buyer, or (ii) contact for solicitation, encourage, induce, hire, engage, or employ any person who is an officer, employee or consultant of the Buyer (including, from and after the Closing, the Transferred Employees) to become an officer, employee or consultant of the Seller or any of its Affiliates. Notwithstanding the foregoing, general advertisements with respect to a position that are not directed to officers, employees or consultants of the Buyer will not, in and of itself, constitute contact for solicitation, encouragement or inducement in violation of this Section 9.6(b).

9.7 No Third Party Beneficiaries. The provisions contained in this Article IX are included for the sole benefit of the Parties hereto and shall not create any right in any other Person, including any employees, former employees, any participant in any Benefit Plan or any beneficiary thereof or any right to continued employment with Buyer or its Affiliates.

Article IArticle X
Termination

10.1 Termination of Agreement. Notwithstanding anything herein to the contrary, this Agreement may be terminated:

(a)at any time prior to the Closing Date by mutual written consent of the Seller and the Buyer by action of their respective board of directors;

(b)by either the Seller, on the one hand, or the Buyer, on the other hand, by written notice to the other Party(ies), if the Closing has not taken place on or before March 31, 2011 (the “Expiration Date”), or such later date as the Seller and the Buyer may agree to in writing; provided, however, that if the Pre-Closing Restructuring shall not have been consummated by such date other than due to a material breach of this Agreement by the Seller, then such Expiration Date shall be automatically extended to the earlier of the first Business Day following the date on which the Pre-Closing Restructuring is consummated and May 31, 2011; provided, further, that any Party that has breached this Agreement, which breach has resulted in the failure of a condition in Article VII, shall not be entitled to terminate this Agreement pursuant to this Section 10.1(b); or

(c)by either the Seller, on the one hand, or the Buyer, on the other hand, by written notice to the other Party(ies), if any event, fact or condition occurs or exists which otherwise makes it impossible to satisfy a condition precedent to the terminating Party's obligations to consummate the Transaction, and such event, fact or condition shall not have been cured or waived by the non-terminating Party within fifteen (15) Business Days of notice thereof from the terminating Party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating Party to perform or comply with any of the agreements or covenants in this Agreement or the other Transaction Documents to be performed or complied with by such Party prior to the Closing.

10.2 Effect of Termination. In the event of termination by the Seller or the Buyer pursuant to this Article X, written notice thereof shall promptly be given to the other Party(ies) and the Transaction shall be terminated without further action by either Party. If the Transaction is terminated as provided herein:

(a) The Seller, on the one hand, and the Buyer, on the other hand, shall return to the other, or destroy, all documents and other materials received from the other Party, its Affiliates or its Representatives (including all copies or reproductions thereof in whatever form or medium, including electronic copies, or materials developed from any such documents or other materials) relating to the Transaction, whether obtained before or after the date hereof; and
(b) If this Agreement is terminated as provided in this Article X, this Agreement shall become null and void and of no further force or effect (except as otherwise provided in this Article X); provided, that the provisions of this Section 10.2 (“Effect of Termination”), Section 6.4 (“Expenses of Sale”), Section 6.7 (“Confidentiality; Publicity”), Section 9.6 (“Non-Solicitation”) and Article XIII (“Miscellaneous”) shall survive any termination hereof. Nothing in this Article X shall be deemed to release, or limit the Liabilities of, any Party from any Liability for any intentional breach by such Party of any representation, warranty or covenant contained in this Agreement.

Article XI
Survival of Representations and Warranties; Indemnification

11.1 Indemnification.

(d)By the Seller. The Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages, whether or not involving a third party claim (collectively, the “Buyer Damages”) to the extent arising out of, relating to or resulting from:

(i)    any breach of any representation or warranty of the Selling Parties contained in this Agreement; provided, that for purposes of this Section 11.1(a)(i), with respect to any such representation or warranty, the phrase “have a Material Adverse Effect” shall be deemed to be replaced by the words “be material to the Business taken as a whole”;

(ii)    any breach of any covenant of the Selling Parties contained in this Agreement; provided, that any failure by the Seller to have performed any obligations contained in Section 6.20 (other than willful and intentional breaches) shall be disregarded for purposes of this Section 11.1(a);

(iii)    any Excluded Asset or Excluded Liability; or

(iv)    any Liability under Section 1.5(b).

provided, that (A) the Seller shall not be liable (x) under Section 11.1(a)(i) through (iv) to the extent that any Buyer Damages were included in the Adjustment Statement; (y) under Section 11.1(a)(i), in respect of any Buyer Damages relating to or arising out of the same or related facts, events or circumstances which are less than $50,000 or (z) under Section 11.1(a)(i), in respect of any Buyer Damages unless and until the aggregate amount of all such Buyer Damages exceeds $1,800,000 (and then the Seller shall only be liable to the extent that the aggregate amount of such Buyer Damages is in excess of $1,800,000), and (B) the Seller's maximum Liability (1) under Section 11.1(a)(i) and (2) under Section 11.1(a)(iii) solely with respect to claims of indemnification for Excluded Liabilities pursuant to Section 1.6(g), shall not exceed $12,000,000; provided, however, that to the extent the Seller is liable under Section 11.1(a)(i) for the breach of any Fundamental Representation, such limitation shall not apply.
(e)By the Buyer. The Buyer shall indemnify, defend and hold harmless the Seller and any of its Affiliates (collectively, the “Seller Indemnified Parties”) from and against any and all Damages, whether or not involving a third party claim (collectively, the “Seller Damages”), to the extent arising out of, relating to or resulting from:

(i)    any breach of any representation or warranty of the Buyer contained in this Agreement;

(ii)    any breach of a covenant of the Buyer contained in this Agreement; or

(iii)    any Purchased Asset or Assumed Liability.

11.2 Survival. The representations and warranties of the Seller contained in Article IV, and of the Buyer contained in Article V, shall survive the Closing until (A) if the Closing occurs on or before December 31, 2010, the date that is eighteen (18) months following the Closing Date and (B) if the Closing occurs on or after January 1, 2011, the date that is twenty four (24) months following the Closing Date (the “Survival Date”), except that (x) the Fundamental Representations shall survive the Closing indefinitely and (y) the representations and warranties set forth in Section 4.18 shall survive until thirty (30) days after the expiration of the statute of limitations with respect to the relevant Tax matters (taking into account any extensions or waivers of such statutes of limitations). The Seller's liability under Section 11.1(a)(iii) with respect to Section 1.6(g) only shall survive only until the date that is five (5) years from the Closing Date. The covenants in this Agreement that are to be performed after the Closing shall survive in accordance with their terms.

11.3 Survival of Claims. Any claim for indemnification with respect to Buyer Damages or Seller Damages, as applicable, asserted prior to the Survival Date by written notice in accordance with Section 11.5 shall survive until the final non-appealable resolution of such claim.

11.4 Mitigation. Each Buyer Indemnified Party and Seller Indemnified Party, as applicable, shall take all commercially reasonable steps to mitigate Damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

11.5 Procedures for Indemnification.

(a) Whenever a claim shall arise for indemnification under Sections 11.1(a) or 11.1(b), the Person entitled to indemnification (the “Indemnitee”) shall promptly notify the Party from which indemnification is sought (the “Indemnitor”) of such claim and, when known, the facts constituting the basis for such claim; provided, that after receipt by an Indemnitee of written notice of the assertion or the commencement of any Litigation by a third party with respect to any matter referred to in Sections 11.1(a) or 11.1(b), the Indemnitee shall give prompt written notice thereof to the Indemnitor, which notice shall include a description of the claim or Litigation, the amount thereof (if known and quantifiable) and the basis for the claim or Litigation, and thereafter shall keep the Indemnitor reasonably informed with respect thereto; provided, further, that failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder except to the extent that the Indemnitor is prejudiced thereby.

(b) Any Indemnitor shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to an Indemnitee's claim for indemnification at such Indemnitor's expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof by appointing a nationally recognized and reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided, however, that:

(i)    the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided, that the fees and expenses of such separate counsel shall be borne by the Indemnitee;

(ii)    if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim if, pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice;

(iii)    the Indemnitor has not failed or is not failing to use reasonable efforts to defend such claim or with respect to such Litigation; and

(iv)    notwithstanding the foregoing, (A) the Seller shall have control over the resolution of all Liabilities specified in Section 1.5(b) but shall allow the Buyer to control communications related thereto with any ongoing customer of the Business; provided, that the Buyer shall keep the Seller apprised of the content of any such communications with such customer and the Seller shall have the right to participate in any such communications; and (B) the Seller shall consult with the Buyer, and shall take under advisement and consider in good faith input from the Buyer, regarding the resolution of such Liabilities.

(f)Notwithstanding anything to the contrary in this Section 11.5, the applicable Selling Parties and the Buyer shall jointly control, each at its own expense, the resolution of any third party claims concerning Taxes that are apportioned pursuant to Sections 6.17(d) or (e).

11.6 Calculation of Damages.

(a) The amount of any Damages payable under this Article XI by the Indemnitor shall be adjusted for any (i) amounts recovered or recoverable by the Indemnitee under applicable insurance policies or from recoveries from third parties pursuant to indemnification or otherwise, (ii) Tax cost incurred by the Indemnitee arising from the receipt of indemnity payments, and (iii) Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Damages. Indemnity payments made hereunder shall be treated as adjustments to the Purchase Price for all Tax purposes unless otherwise required by applicable Law.

(b) The Indemnitor shall not be liable under this Article XI for any (i) indirect, incidental, special, exemplary, consequential or punitive Damages or (ii) Damages for, measured by or based on lost profits, diminution in value, multiple of earnings or other similar measure.

(c) Notwithstanding anything herein to the contrary, if on the Closing Date the Buyer has Knowledge (as defined in Section 12.4(b)) of any information that would cause one or more of the representations and warranties made by the Seller to be inaccurate as of the date made, the Buyer shall have no right or remedy after the Closing with respect to such inaccuracy and shall be deemed to have waived its rights to indemnification under Section 11.1(a)(i) in respect thereof.

11.7 Remedies. It is specifically understood and agreed that, except as specifically set forth in this Agreement, the Buyer waives any rights and claims that the Buyer may have against the Seller, whether in law or in equity, relating to the Business or the Transaction. The rights and claims waived by the Buyer include, claims for contribution or other rights of recovery arising out of or relating to any Environmental Law, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Article XI shall provide the exclusive remedy for monetary damages for any misrepresentation, breach of warranty, covenant or other agreement or other claim arising out of this Agreement or the Transaction.

11.8 Environmental. The Seller shall have no obligation to indemnify the Buyer Indemnified Parties with respect to any Buyer Damages related to or in connection with any environmental investigation, monitoring, remediation, containment, restoration, removal or other corrective or response action arising from (a) any conditions of contamination identified through any environmental sampling or analysis, or (b) any report to any Governmental Entity, in either case, unless such sampling, analysis or report is required by a Governmental Entity or by Environmental Laws.

11.9 Akzo Indemnity. Notwithstanding anything herein to the contrary, to the extent that any Buyer Indemnified Party intends to seek indemnification for any Damages for which it (in its capacity as successor-in-interest to the Seller under the Akzo Agreement) is entitled to indemnification in accordance with the terms and provisions of the Akzo Agreement, and only to the extent that the indemnification to which such Buyer Indemnified Party is entitled under the Akzo Agreement is sufficient to cover such Damages:

(a) such Buyer Indemnified Party (in its capacity as successor-in-interest to the Seller under the Akzo Agreement) shall seek indemnification for such Damages from Akzo in accordance with the terms and provisions of the Akzo Agreement (and not from the Seller); provided, that such Buyer Indemnified Party shall provide prompt written notice to Seller of any claim for such Damages made against Akzo (an “Akzo Claim Notice”); and

(b) the Buyer Indemnified Parties shall only be entitled to indemnification for such Damages from the Seller in accordance with this Article XI in the event that it is finally determined by a court of competent jurisdiction that the Buyer Indemnified Parties are not entitled to indemnification for such Damages from Akzo by reason of the invalidity of the assignment of the Akzo Agreement by the Seller to the applicable Acquired Subsidiary; provided, that in such event, the Buyer Indemnified Parties shall cooperate with the Seller in the event that the Seller seeks indemnification from Akzo pursuant to the terms of the Akzo Agreement; provided, further, that the date of the applicable Akzo Claim Notice shall be deemed to be the date on which such claim was asserted against the Seller for purposes of Sections 11.2 and 11.3 in connection with any later claim for such Damages against the Seller.

Article XII
Definitions; Rules of Construction

12.1 Certain Definitions. As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:
“AAA Rules” has the meaning set forth in Section 13.2(a).
“Acquired Competitor” has the meaning set forth in Section 6.18.
“Acquired Subsidiaries” has the meaning set forth in Section 1.1(a).
“Acquired Subsidiary Benefit Plan” means a Benefit Plan that is entered into, maintained or contributed to by one or more of the Acquired Subsidiaries or with respect to which any Acquired Subsidiary may in the future have any Liability (contingent or otherwise) and that is set forth on Schedule 4.15(a); provided, however, that “Acquired Subsidiary Benefit Plan” shall not include any Benefit Plan which is sponsored by the Seller or any of its Affiliates (other than an Acquired Subsidiary).
“Acquired Subsidiary Employee” means each individual who is, immediately before the Closing, an employee of any of the Acquired Subsidiaries.
“Affiliate” means, with respect to any specified Person, any Person who or that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Agreement” has the meaning set forth in the Preamble hereto.
“Akzo” means Akzo Nobel N.V., a public limited liability company incorporated in The Netherlands.
“Akzo Agreement” means that certain International Share and Business Sale Agreement, dated as of November 24, 2005, by and between Akzo and the Seller.
“Akzo Claim Notice” has the meaning set forth in Section 11.9(a).
“Antitrust Authority” means any Governmental Entity charged with enforcing, applying, administering, or investigating any Antitrust Laws, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission or any other competition authority of any jurisdiction.
“Antitrust Laws” means the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act; Articles 101 and 102 of the Treaty on the Functioning of the European Union, Council Regulation (EC) No. 139/2004 of 20 January 2004; and all other Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions that have the purpose or effect of restricting or lessening competition.
“Antitrust Prohibition” has the meaning set forth in Section 6.3(d).
“Applicable Rate” means the prime rate as published in the New York edition of The Wall Street Journal on the day preceding the applicable date of payment.
“Assignment Consent” has the meaning set forth in Section 1.7.
“Assumed Liabilities” has the meaning set forth in Section 1.5.
“Balance Sheet Date” has the meaning set forth in Section 4.7(a).
“Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other written or unwritten plan, contract, agreement, policy or other arrangement providing for employment, consulting, compensation, severance, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, sick and vacation benefits, death benefits, retirement benefits, pension, savings, profit-sharing, post-retirement benefits, termination, change in control, incentive compensation, retention, group insurance, hospitalization, medical, dental or life (including all individual life insurance policies as to which Seller or its subsidiaries is the owner or beneficiary), Code Section 125 “cafeteria” or “flexible benefit”, employee loan, educational assistance, or other employee benefits or remuneration of any kind, in each case, entered into, maintained or contributed to by the Seller or any of its Affiliates or with respect to which the Seller or any of its Affiliates has any Liability.
“Business” has the meaning set forth in the Recitals hereto.
“Business Contracts” has the meaning set forth in Section 1.3(i).
“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York or in Tokyo, Japan.
“Business Employees” means the Specified Employees and the Acquired Subsidiary Employees.
“Business Guarantees” has the meaning set forth in Section 6.16.
“Business IP” has the meaning set forth in Section 1.3(h).
“Business Records” means the books and records, customer files, customer lists and records, vendor files, vendor lists and records, cost files and records, credit information, distribution records, business records and plans, studies, surveys, reports, correspondence, sales and promotional literature and materials, advertising and advertising copy, microfilm, microfiche, computer and other records, in each case, to the extent related exclusively to the Business as currently conducted.
“Buyer” has the meaning set forth in the Preamble hereto.
“Buyer Damages” has the meaning set forth in Section 11.1(a).
“Buyer Indemnified Parties” has the meaning set forth in Section 11.1(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.2.
“Closing Date Payment” has the meaning set forth in Section 2.2.
“COBRA” has the meaning set forth in Section 9.5.

“Code” has the meaning set forth in the definition of “ERISA Affiliate”.
“Contract” means any binding written agreement, arrangement, purchase and sale order, bond, commitment, franchise, indemnity, indenture or lease.
“Control” means, as to any Person, the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.
“Custom IT System Components” means the software modules configured and customized specifically for the Business existing as of the Closing Date that are owned by the Seller and listed on Exhibit C.
“Damages” means and includes any loss, damage, injury, Liability, claim, demand, settlement, judgment, award, fine or penalty (whether incurred in connection with an indemnification payment or otherwise, and including penalties and interest thereon), fee (including any reasonable legal fee, accounting fee, expert fee or advisory fee), charge, cost (including any cost of investigation) or expense.
“Data Room” means the contents of the virtual online data room administered by Bowne and located at https://bdr123310.bownesmartroom.com.
“Disagreement Notice” has the meaning set forth in Section 2.5(c)(ii).
“Disclosing Party” has the meaning set forth in Section 6.7(a).
“Dispute” has the meaning set forth in Section 13.2(a).
“Disputed Items” has the meaning set forth in Section 2.5(c)(ii).
“Due Diligence Materials” means all materials made available in the Data Room, including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Selling Parties or their respective Representatives, in “break-out” discussions, in responses to questions submitted by or on behalf of the Buyer, its Affiliates or Representatives, whether orally or in writing, in materials prepared by or on behalf of the Selling Parties, or in any other form.
“Due Diligence Recordings” means any digital or analog audio recording of (x) any presentations or other communications made by the Selling Parties and/or their respective Affiliates and Representatives to, with or for the Buyer and/or its Representatives or (y) any meetings, site visits or telephonic discussions between the Selling Parties and/or their respective Affiliates and Representatives, on the one hand, and the Buyer and/or its Representatives, on the other hand, prior to the date hereof, including all copies thereof (whether physical or electronic) and any transcripts of all or any portion of such recordings.
“Effective Time” has the meaning set forth in Section 3.2.
“Employee Plan” has the meaning set forth in Section 4.15(a).
“Enforceability Exceptions” has the meaning set forth in Section 4.2.
“Environmental Authorization” means any Permit, consent, notice, registration, filing or other form of permission or action required under any Environmental Law.
“Environmental Law” means all U.S. federal, state, local, or non-U.S. laws, statutes, ordinances and regulations, including common law, relating to pollution or protection of the indoor or outdoor environment (including air, surface or groundwater, land and all flora and fauna) and occupational health, including those relating to Releases of Hazardous Materials or otherwise relating to the use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any entity that would be deemed a “single employer” with the Seller under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”) or Section 4001 of ERISA.
“Estimated Transferred Cash” means an estimate of Transferred Cash as set forth on the Preliminary Adjustment Statement.

“Estimated Transferred Indebtedness” means an estimate of Transferred Indebtedness as set forth on the Preliminary Adjustment Statement.
“Estimated Transferred Plan Liability” means an estimate of Transferred Plan Liability as set forth on the Preliminary Adjustment Statement.
“Estimated Transferred Working Capital” means an estimate of Transferred Working Capital as set forth on the Preliminary Adjustment Statement.
“Estimated Working Capital Adjustment Amount” means an estimate of Estimated Transferred Working Capital minus the Target Working Capital.
“Exchange Rate” means, with respect to a particular currency for a particular day, the spot rate of exchange (the closing midpoint) for that currency into U.S. dollars on such date as published in the New York edition of The Wall Street Journal first published thereafter.
“Excluded Assets” has the meaning set forth in Section 1.4.
“Excluded Liabilities” has the meaning set forth in Section 1.6.
“Existing Subsidiaries” has the meaning set forth in Section 1.1(a).
“Expiration Date” has the meaning set forth in Section 10.1(b).
“Final Adjustment Amount” has the meaning set forth in Section 2.5(g).
“Final Adjustment Statement” has the meaning set forth in Section 2.5(a).
“Final Auditor” has the meaning set forth in Section 2.5(e)(ii).
“Final Cash/Indebtedness Statement” has the meaning set forth in Section 2.5(a).
“Final Plan Liability Statement” has the meaning set forth in Section 2.5(a).
“Final Transferred Cash” has the meaning set forth in Section 2.5(e)(v).
“Final Transferred Indebtedness” has the meaning set forth in Section 2.5(e)(v).
“Final Transferred Plan Liability” has the meaning set forth in Section 2.5(e)(v).
“Final Transferred Working Capital” has the meaning set forth in Section 2.5(e)(v).
“Final Working Capital Adjustment Amount” means the Final Transferred Working Capital minus the Target Working Capital.
“Final Working Capital Statement” has the meaning set forth in Section 2.5(a).
“Financial Statements” has the meaning set forth in Section 4.7(a).
“Fiscal Unity” means that the relevant companies are taxed as if they are one company ('fiscale eenheld'), as meant in article 15 of the Dutch Corporate Income Act, and any other similar provisions from time to time replacing it.
“Fundamental Representations” means those representations and warranties of the Seller contained in Sections 4.1, 4.2, 4.4(a), the first sentence of 4.4(b), 4.5 and 4.13.
“GAAP” means United States generally accepted accounting principles, as in effect as of the date or for the period, as the case may be, implicated by the relevant provision of this Agreement.
“Governmental Entity” means any federal, state, county, city, local, supranational (including those of the European

Communities) or foreign governmental, administrative or regulatory authority, agency or body (including any court, tribunal or arbitral body), including any Antitrust Authority.
“Hazardous Materials” means all chemical or biological materials, wastes, or substances defined by, or regulated under, any Environmental Laws as a hazardous waste, hazardous material, hazardous substance, extremely hazardous waste, restricted hazardous waste, contaminant, pollutant, toxic waste, or toxic substance, including petroleum and petroleum products, asbestos, radon, lead, toxic mold, radioactive materials, and polychlorinated biphenyls.
“Holdco” has the meaning set forth in Section 1.1(a).
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (c) obligations of others secured (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured) by any Lien (other than Permitted Liens) on any of the Purchased Assets, (d) all obligations historically characterized by such Person as capital lease obligations consistent with past practice, (e) all obligations of such Person for overdrafts or for the deferred purchase price of property or services and (f) any obligations in respect of guarantees of any of the foregoing; provided, that the term “Indebtedness” shall not include (i) any of the foregoing obligations owed by any Acquired Subsidiary, on the one hand, to another Acquired Subsidiary, on the other hand, or (ii) any Business Guarantees.
“Indemnitee” has the meaning set forth in Section 11.5(a).
“Indemnitor” has the meaning set forth in Section 11.5(a).
“Independent Arbitrator” means a neutral and impartial arbitrator (i) who is listed on the American Arbitration Association's national roster of arbitrators, (ii) who has not had and does not have any past, current or potential business, professional, or personal relationship with any of the Parties involved in the arbitration proceedings which would interfere with the exercise of independent judgment in carrying out his or her responsibilities as an arbitrator, and (iii) whose conduct is guided by the Code of Ethics for Arbitrators in Commercial Disputes.
“Initial Consideration” means an amount equal to $120,000,000.
“Intellectual Property” means all of the following on a worldwide basis: (a) patents, including design patents, utility patents and utility models, patent applications (including provisional applications), including any reexamination, substitution, renewal, reissue, extension, division, continuation or continuation in part thereto, patents that issue with respect to such applications, patent rights, patent disclosures and improvements thereto and inventions; (b) trade names, brand names, logos, trademarks, service marks, trade dress, trade designations and domain names, including all goodwill associated with the foregoing, and registrations and applications for registration of the foregoing; (c) copyrights and works of authorship, including those in computer software, copyright registrations and applications for copyright registration, certificates of copyright and copyrightable subject matter and Moral Rights (as defined below); (d) trade secrets, know-how and other proprietary information; (e) mask work rights, industrial design rights and all other intellectual property and proprietary rights; and (f) all right, title and interest in and to the foregoing, whether arising under U.S. common law, state Law or federal Law, the Laws of any foreign country or jurisdiction or any treaty, including (i) all rights or causes of action for infringement or misappropriation of any of the foregoing and (ii) all rights to apply for or register any of the foregoing. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the Laws of any country or jurisdiction or under any treaty.
“International Plan” means any Benefit Plan (i) that is maintained outside the United States primarily for the benefit of Persons substantially all of whom are “nonresident aliens” within the meaning of Section 4(b)(4) of ERISA, and (ii) under which any Transferred Employee has or may have any present or future right to benefits with respect to his or her employment by an Acquired Subsidiary.
“Inventory” has the meaning set forth in Section 1.3(e).
“IT Services” means the information technology services to be provided by the Seller to the Business following Closing pursuant to the Transitional Services Agreement.
“Knowledge of the Buyer” has the meaning set forth in Section 12.4(b).

“Knowledge of the Seller” has the meaning set forth in Section 12.4(a).
“Law” means any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law, including all Environmental Laws.
“Leased Real Property” has the meaning set forth in Section 1.3(a).
“Liabilities” means any and all direct or indirect Indebtedness, liabilities, obligations, claims, losses, Damages, deficiencies or responsibilities, whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, whether or not of a kind required by GAAP to be set forth on a financial statement, including those arising under any Law or Order and those arising under any Contract or undertaking or otherwise relating to the Business. In the case of Taxes arising under Law, a “Liability” shall be an amount due and payable that either is (i) included on a Tax Return that is prepared in accordance with the provisions of Section 6.17 of this Agreement, (ii) the subject of a final, non-appealable determination of an applicable Governmental Entity or (iii) the subject of an assessment or other determination of a Governmental Entity as to which the Buyer has determined in good faith following consultation with the Seller either that there is no reasonable basis to challenge such determination or that any such challenge is not likely to be cost effective taking into account the amounts involved and the likelihood of a successful challenge; provided, that if the Buyer and the Seller are unable to agree regarding the satisfaction of the standard set forth in the preceding clause (iii), the dispute shall be resolved by Deloitte & Touche LLP.
“Licensed Properties” has the meaning set forth in Section 6.10.
“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first offer or refusal, easement or any other encumbrance whatsoever.
“Litigation” means any claim, action, suit, complaint, demand, litigation, prosecution, contest, hearing, inquiry, inquest, audit or other judicial, administrative or arbitration proceeding.
“Material Adverse Effect” means any event, development or change that, individually or in the aggregate, has had or is reasonably expected to have a material adverse effect on the business, financial condition or results of operations of the Business taken as a whole; provided, that events, developments or changes occurring after the date hereof resulting from the following (either alone or in combination) shall not be deemed a Material Adverse Effect, and none of the following (either alone or in combination) shall be deemed to give rise to and shall be taken into account in determining whether there has been a Material Adverse Effect: (i) events, developments or changes in global, national, regional or local conditions (political, economic, regulatory or otherwise, including financial, securities, commodities or other market conditions, prevailing interest rates or energy costs); (ii) an outbreak or escalation of war, armed hostilities, acts of terrorism, political instability, natural catastrophe or other national or international calamity, crisis or emergency or any governmental or other response to any of the foregoing; (iii) any announcement of this Agreement or the transactions contemplated hereby; (iv) the failure, in and of itself, of the Business to meet any projections; (v) changes in applicable Law or applicable accounting standards, principles or interpretations; (vi) the consummation of the Transaction or any actions by the Seller or the Buyer taken pursuant to this Agreement or the other Transaction Documents; (vii) any action required to be taken under any Law or Order or any existing Contract by which the Seller or its Affiliates are bound with respect to the Business (or any of the Owned Real Property or the Leased Real Property); (viii) the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the Transaction; or (ix) any action or omission of the Seller, the Selling Subsidiaries or the Acquired Subsidiaries taken or omitted (A) pursuant to the express provisions of this Agreement or (B) with the prior written consent of the Buyer.
“Material Contracts” has the meaning set forth in Section 4.9(a)(xiii).
“New Subsidiaries” has the meaning set forth in Section 1.1(a).
“Non-Assignable Asset” has the meaning set forth in Section 1.7.
“Open Source Software” has the meaning set forth in Section 4.17(j).
“Orders” means any order, judgment, injunction, award, decree, stipulation, determination or writ of any Governmental Entity.
“Owned Real Property” has the meaning set forth in Section 1.3(a).
“Party” means the Seller or the Buyer, and “Parties” means the Seller and the Buyer.

“Permit” means any authorization, franchise, license, permit, approval or certificate from any Governmental Entity.
“Permitted Liens” means (i) Liens disclosed in the Financial Statements or notes thereto or securing Liabilities reflected on the Financial Statements or notes thereto; (ii) Liens for Taxes, assessments and similar charges that are not yet due or are being contested in good faith; (iii) mechanic's, materialman's, carrier's, repairer's and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable or are being contested in good faith; (iv) Liens incurred in the ordinary course of business since the Balance Sheet Date, including retention of title rights; (v) zoning, entitlement and other land use and environmental regulations and restrictions by Governmental Entities; (vi) Liens listed as exceptions in applicable title insurance policies that have been made available to the Buyer, and such other imperfections in title, charges, restrictions and Liens that do not materially detract from or materially diminish the value of or materially interfere with the present use of such property (real or personal) or asset in the Business; (vii) Liens disclosed on Schedule 12.1(a) or (viii) other Liens which would not, individually or in the aggregate, have a Material Adverse Effect.
“Person” means any individual, corporation, limited liability company, limited liability partnership, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.
“Pre-Closing Restructuring” has the meaning set forth in Section 1.1(b).
“Pre-Closing Tax Period” has the meaning set forth in Section 1.6(b).
“Preliminary Adjustment Amount” has the meaning set forth in Section 2.3(a).
“Preliminary Adjustment Statement” has the meaning set forth in Section 2.3(a).
“Preliminary Cash/Indebtedness Statement” has the meaning set forth in Section 2.3(a).
“Preliminary Plan Liability Statement” has the meaning set forth in Section 2.3(a).
“Preliminary Working Capital Statement” has the meaning set forth in Section 2.3(a).
“Presiding Arbitrator” has the meaning set forth in Section 13.2(a)(iv).
“Purchase Price” has the meaning set forth in Section 2.1.
“Purchased Assets” has the meaning set forth in Section 1.3.
“Receiving Party” has the meaning set forth in Section 6.7(a).
“Registered Business IP” means the Business IP owned by the Seller and Seller Subsidiaries consisting of issued patents, registered trademarks and registered copyrights, including pending applications for any of the foregoing.
“Release” means any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).
“Remaining Assets” has the meaning set forth in Section 6.8.
“Remedy” has the meaning set forth in Section 6.3(d).
“Representatives” of any Person means such Person's directors, managers, members, officers, employees, agents, advisors and representatives (including attorneys, accountants, consultants, financial advisors, financing sources and any representatives of such advisors or financing sources).
“Resolution Period” has the meaning set forth in Section 2.5(e)(i).
“Restricted Business” means any enterprise, business or venture which is engaged in the manufacture, marketing or sale of (i) resins or derivatives made from gum rosins, turpentine oil or tall oil rosins (TOR) derived from pine or (ii) hydrocarbon modified resins, in the case of each of (i) and (ii), that are primarily used for the manufacture of printing inks or adhesive tackifiers and that compete with products of the Business as of the Closing Date; provided, that for the avoidance of doubt, none of the existing business lines of the Seller and its Subsidiaries as of the date hereof, other than the Business, shall be deemed a “Restricted Business”.
“Retention Bonus Liabilities” has the meaning set forth in Section 9.4.
“Reverse Toll Agreement” has the meaning set forth in Section 8.3(c).
“ROBUST License Agreement” has the meaning set forth in Section 8.3(d).
“Schedules” means the disclosure schedules attached to this Agreement.
“Seller” has the meaning set forth in the Preamble hereto.
“Seller Benefit Plan” means a Benefit Plan that is not an Acquired Subsidiary Benefit Plan.
“Seller Damages” has the meaning set forth in Section 11.1(b).
“Seller Indemnified Parties” has the meaning set forth in Section 11.1(b).
“Seller Reports” means all forms, statements, certifications, reports and other documents required to be filed or furnished by the Seller with the U.S. Securities and Exchange Commission since January 1, 2008, and those filed or furnished subsequent to the date hereof, including any amendments thereto.
“Selling Party” means any of the Seller, Holdco, the Selling Subsidiaries or the Acquired Subsidiaries, and “Selling Parties” means, the Seller, Holdco, the Selling Subsidiaries and the Acquired Subsidiaries.
“Selling Subsidiaries” has the meaning set forth in the Preamble hereto.
“Senior Officer” means any General Manager, Vice President or Director of the Business.
“Specified Employee” means (i) the employees of the Seller and/or its Subsidiaries (including the Selling Subsidiaries but excluding the Acquired Subsidiaries) identified on Schedule 4.14(b)(i) who serve the Business and who remain employees of the Seller and/or such Subsidiary (including a Selling Subsidiary but excluding any Acquired Subsidiary) immediately prior to the Closing; and (ii) each additional employee hired by the Seller and/or its Subsidiaries (including a Selling Subsidiary but excluding any Acquired Subsidiary) after the date of this Agreement either (A) to replace an employee listed on Schedule 4.14(b)(i); or (B) in the ordinary course of business consistent with past practices to primarily serve the Business.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, as of any date of determination, any other Person as to which such Person owns, directly or indirectly, or otherwise Controls, more than fifty percent (50%) of the voting shares or other similar interests, or the sole general partner interest or managing member or similar interest of such Person.
“Survival Date” has the meaning set forth in Section 11.2.
“Target Working Capital” means an amount equal to $66,700,000.
“Tax” or “Taxes” means all taxes, levies, duties, fees, assessments or charges, including income, corporation, gross receipts, transfer, excise, property, sales, use, value-added, goods and services, license, payroll, withholding, social security and franchise or other governmental taxes or charges, imposed by the United States or any state, county, local or foreign taxing authority, and such term shall include any interest, penalties or additional tax attributable thereto.
“Tax Return” means all returns, declarations, reports, forms, estimates, information returns and statements required to be filed in respect of the determination, assessment, collection or payment of any Taxes or to be supplied to a taxing authority in connection with the administration, implementation or enforcement of or compliance with any Law related to any Tax.
“Toll Processing Agreement” has the meaning set forth in Section 8.3(b).
“Transaction” means, collectively, the transactions contemplated by this Agreement and the other Transaction Documents.
“Transaction Documents” means this Agreement, the Transitional Services Agreement, the Toll Processing Agreement,

the Reverse Toll Agreement, the ROBUST License Agreement and all other agreements, certificates, instruments, documents and writings delivered in connection with such agreements.
“Transfer Taxes” has the meaning set forth in Section 6.4.
“Transferred Cash” means an amount equal to the total cash and cash equivalents, including any “trapped cash”, of the Acquired Subsidiaries or the Business at the Effective Time.
“Transferred Employees” means (a) each Specified Employee who is offered employment by the Buyer or any of its Affiliates (including the Acquired Subsidiaries) and accepts such employment as described in Section 9.1(a) and (b) each Acquired Subsidiary Employee.
“Transferred Indebtedness” means an amount equal to the total Indebtedness of the Acquired Subsidiaries at the Effective Time.
“Transferred Plan Liability” means an amount equal to (i) the total amount as of the Closing Date of all Liabilities arising out of or relating to the Acquired Subsidiary Benefit Plans, less (ii) the total amount as of the Closing Date of all assets relating to or owned by, and all rights in and to, any Acquired Subsidiary Benefit Plan (whether held in trust or otherwise), including any trusts, insurance arrangements or other assets held pursuant to, or set aside to fund, the obligations of the Seller or its Affiliates under any such Acquired Subsidiary Benefit Plan, as calculated in accordance with the actuarial methods and assumptions used in the most recent actuarial valuation report prepared for each such Acquired Subsidiary Benefit Plan, or if no such report has been prepared, in accordance with applicable Law.
“Transferred Working Capital” means an amount equal to (a) the Transferred Accounts Receivable, plus (b) the Transferred Inventory, plus (c) the Transferred Other Receivables minus (d) the Transferred Accounts Payable minus (e) the Transferred Other Payables, in each case (i) as transferred to the Buyer or retained by Holdco at the Closing and (ii) as defined in a manner consistent with the following trial balance accounts:

Transferred Accounts Receivable	A12000 - Net Receivables
Transferred Inventory	A15000 - Total Inventories
Transferred Other Receivables	157500 - Prepaid Current Asset
158000 - Prepaid Rent
158015 - Prepaid General Insurance Premiums
158024 - Prepaid Contracts - Current
158056 - Prepaid Balance in Favour
158310 - General PrePayment
A16300 - Parts & Samples Inv Current
150045 - Other Current Assets
151000 - PrePayment - inventory
158025 - Loans to Customers
158037 - Deferred Acquisition Costs
158302 - Reusable Packaging
158303 - Prepaid Assets
158304 - Prepaid Invoices
Transferred Accounts Payable	L11100 - Trade & Drafts Payable
Transferred Other Payables	L12202 - Payroll withholdings
L12206 - Sales and Use
L12210 - Accrued Payroll
L12212 - Commissions
L12214 - Customer Allow Payable
170000 - Customer Downpayments
172134 - Accrued Utilities
176225 - Other Current Liabilities
176250 - FAS 133 Adjustment - Liability

For the avoidance of doubt, Transferred Working Capital shall exclude balances relating to audit fees, taxes, insurance, loans and intercompany or affiliate items and all VAT Receivables.
“Transitional Services Agreement” has the meaning set forth in Section 8.3(a).
“Union Employees” has the meaning set forth in Section 9.1(b).
“VAT Receivables” means those VAT receivables listed on Schedule 12.1(b).
“WARN Act” has the meaning set forth in Section 6.9.
“Welfare Plan” has the meaning set forth in Section 4.15(e).
12.2 Rules of Construction. In this Agreement, unless the context otherwise requires:
(g)any reference in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission, email or comparable means of communication;
(h)the phrases “delivered” or “made available”, when used in this Agreement, shall mean that the information referred to has been physically or electronically delivered to the relevant parties including in the case of “made available” to the Buyer, material that has been posted in any “data room” (virtual or otherwise) established by the Seller;
(i)all terms defined in this Agreement in their singular or plural forms have correlative meanings when used herein in their plural or singular forms, respectively; words expressed in the masculine shall include the feminine and neuter gender and vice versa;
(j)references to Articles, Sections, Exhibits, the Recitals and the Preamble are references to Articles, Sections, Exhibits, the Recitals and the Preamble of this Agreement;
(k)references to “day” or “days” are to calendar days;
(l)references to “the date hereof” shall mean as of the date of this Agreement;
(m)the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any provision of this Agreement;
(n)this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;
(o)the words “include,” “includes” and “including” do not limit the preceding words or terms and shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;
(p)the word “or” shall not be exclusive;
(q)references to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date hereof) and include subordinate legislation made under the relevant statute or statutory provision;
(r)references to dollars or “$” are to U.S. dollars; and
(s)any amounts of money expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the Exchange Rate applicable on the Closing Date.

12.3 Exhibits and Schedules. The Exhibits and Schedules to this Agreement are incorporated into and form an integral part of this Agreement. If an Exhibit is a form of agreement, such agreement, when executed and delivered by the Parties, shall constitute a document independent of this Agreement.

12.4 Knowledge.

(a) When any representation, warranty, covenant or agreement contained in this Agreement is expressly qualified by reference to the “Knowledge of the Seller” or words of similar import, it shall mean the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by Mr. Bertrand Falque, Mr. Bradley Crocker and Mr. Dan Bialkowski having made reasonable enquiries of (i) their direct reports, (ii) the Asia Regional Manufacturing Manager, and (iii) the heads of the following manufacturing facilities: Baxley, Georgia; Kallo, Belgium; Maastricht, The Netherlands; Mt. Maunganui, New Zealand and Concordia, Argentina. Where any representation, warranty or other provision in this Agreement refers to notice or written notice having been delivered or received by the Seller or its Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals has actual knowledge, or of which one of such individuals would reasonably be expected to have knowledge upon reasonable enquiry of such individual's direct reports.

(b) References herein to “Knowledge of the Buyer” or words of similar import shall mean the current, actual knowledge of, or the knowledge that would reasonably be expected to be gained by Mr. Nobuo Makino, Mr. Joichiro Tanaka, Mr. Yoshinobu Matsuda, Mr. Mikio Katayama and Mr. Hiroto Ishiko having made reasonable enquiries of (i) their direct reports and (ii) persons occupying principal positions with the Buyer's primary outside consultants and advisors engaged in connection with the Transaction, including the Buyer's financial advisor and primary legal and accounting advisors.

Article XIII
Miscellaneous

13.1 Governing Law. Subject to the following sentence, this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles of conflicts of laws.

13.2 Arbitration; Consent to Jurisdiction and Service of Process.

(t)Subject to Sections 2.4 and 6.17, any and all disputes and controversies arising out of, relating to or in connection with this Agreement, the other Transaction Documents (unless the relevant Transaction Document in dispute or controversy stipulates otherwise) or the Transaction (each, a “Dispute”) shall be settled by arbitration by a panel of three (3) arbitrators under the American Arbitration Association Rules then in force (the “AAA Rules”) in accordance with the following terms and conditions:
(i)    In the event of any conflict between the AAA Rules and the provisions of this Agreement, the provisions of this Agreement shall prevail;

(ii)    In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to the other Party specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within thirty (30) calendar days after the delivery of such notice, either Party may commence arbitration hereunder by delivering to the other Party a notice of arbitration, which shall specify (A) the matters as to which arbitration is sought, (B) the nature of any Dispute, (C) the claims of the disputing Party, (D) the amount and nature of any damages, if any, sought to be recovered as a result of an alleged claim and (E) any other matters required by the AAA Rules then in force;

(iii)    The arbitration proceedings shall be held in New York, New York;

(iv)    The Seller, on the one hand, and the Buyer, on the other hand, shall appoint one (1) arbitrator expert in the subject matter of the Dispute in accordance with the AAA Rules, and the two (2) arbitrators so appointed shall appoint the third neutral, Independent Arbitrator, who shall be the presiding arbitrator, expert in the subject matter of the Dispute (the “Presiding Arbitrator”) in accordance with the AAA Rules within fifteen (15) Business Days from the appointment of the second arbitrator;

(v)    If the Seller's arbitrator and the Buyer's arbitrator are unable to agree on the Presiding Arbitrator within the fifteen (15) Business Days specified in Section 13.2(a)(iv), then the Seller's arbitrator and the Buyer's arbitrator shall each prepare a list of three (3) Independent Arbitrators and have the opportunity to designate as objectionable and eliminate one (1) Independent Arbitrator from the other arbitrator's list within seven (7) calendar days after submission thereof, and the Presiding Arbitrator shall then be selected by lot from the Independent Arbitrators remaining on the lists submitted by the Seller's arbitrator and the Buyer's arbitrator;

(vi)    Each Party will, upon the written request of the other Party, promptly provide the other with copies of documents relevant to the Dispute, and any disagreement regarding discovery, or the relevance or scope thereof, shall be determined by the Presiding Arbitrator, which determination shall be conclusive. All discovery shall be completed within forty-five (45) calendar days following the appointment of the Presiding Arbitrator;

(vii)The Seller and the Buyer shall each bear their own respective costs in relation to arbitration, and the arbitrators shall allocate their fees and expenses and any costs incurred in arriving at the determination to each Party in proportion to its respective gain and loss position with respect to the total amount awarded by the arbitrators hereunder;

(viii)The arbitrators shall apply the substantive Law set forth in Section 13.1 of this Agreement without reference to conflicts of law principles;

(ix)    The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable and that is in accordance with the terms of this Agreement, including specific performance, and including injunctive relief, whether interim or final, and any such relief and any interim, provisional or conservatory measure ordered by the arbitrators may be specifically enforced by any court of competent jurisdiction. Each Party retains the right to seek interim, provisional or conservatory measures from judicial authorities, and any such request shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate;

(x)    The final determination of the arbitrators must be agreed upon and signed by the Presiding Arbitrator or by at least two (2) of the three (3) arbitrators (as the case may be) and shall include a statement setting forth reasons for the disposition of any claim;

(xi)    The award of the arbitrators shall be final and binding on the Parties and there shall be no appeal from or reexamination of the arbitrators' award, except for fraud, perjury or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors; and

(xii)The award of the arbitrators may be enforced by any court of competent jurisdiction and may be executed against the Person and assets of the losing Party in any competent jurisdiction.

(u)Except for arbitration proceedings pursuant to Section 13.2(a), no action, lawsuit or other proceeding (other than the enforcement of an arbitration decision, an action to compel arbitration or an application for interim, provisional or conservatory measures in connection with the arbitration) shall be brought by or between the Parties in connection with any matter arising out of or in connection with this Agreement, the other Transaction Documents or the Transaction.

(v)Each Party hereby irrevocably submits to the non-exclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City, in connection with any such action, suit or proceeding, and agrees that any such action, suit or proceeding may be brought in such court; provided, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.2 and shall not be deemed to be a general submission to the jurisdiction of the courts of or in the State of New York other than for such purpose. Each Party hereby irrevocably waives defense of an inconvenient forum to the maintenance of any such action or proceeding.

(w)This Agreement evidences a transaction involving commerce within the meaning of the Federal Arbitration Act (9 U.S.C. §§1 et seq.) as amended, and such act shall govern the interpretation and enforcement of the arbitration provisions in this Agreement.

13.3 Notices. All notices, consents, waivers or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by facsimile (providing confirmation of transmission) or electronic submission or sent, postage prepaid, by registered, certified mail or internationally-recognized overnight courier service as follows:

(a) if to the Seller, to:
Momentive Specialty Chemicals Inc.
180 East Broad Street
Columbus, OH 43215
Attention: Bertrand Falque
Facsimile: (614) 225-4465
with copies to:
Momentive Specialty Chemicals Inc.
180 East Broad Street
Columbus, OH 43215
Attention: General Counsel
Facsimile: (614) 225-4465
and
O'Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY 10036
Attention: John M. Scott, Esq.

Facsimile: (212) 326-2061
(b) if to the Buyer, to:
Harima Chemicals, Inc.
3-8-4 Nihonbashi
Chuo-ku, Tokyo 103-0027 Japan
Attention: Nobuo Makino
Facsimile: +81-3-5205-3053
with a copy to:
Morrison & Foerster
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-chome
Chiyoda-ku, Tokyo 100-6529 Japan
Attention: David G. Litt, Esq.
Facsimile: +81-3-3214-6512
or to such other address as any Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice, consent, waiver or other communication shall be deemed to have been received (a) in the case of personal delivery, on the date of delivery, (b) in the case of a nationally-recognized overnight courier, the next day after being sent, (c) in the case of facsimile transmission or electronic transmission, on the next Business Day after confirmation of delivery is received by sender, and (d) in the case of mailing, on the fifth Business Day following that day on which the piece of mail containing such communication is deposited in the mail.
13.4 Entire Agreement. This Agreement and the other Transaction Documents contain the entire agreement among the Parties with respect to the Transaction and supersede all prior agreements, written or oral, with respect thereto, including the Confidentiality Agreement between the Parties, dated as of June 10, 2010.

13.5 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all the Parties or, in the case of a waiver, by the Party waiving compliance. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other right, power or privilege.

13.6 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives. This Agreement shall not be assigned by the Buyer by operation of law or otherwise without the prior written consent of the Seller; provided, that the Buyer shall be permitted, without the prior written consent of the Seller, to assign all or any portion of its rights hereunder to any Subsidiary of the Buyer; provided, further, that any assignment pursuant to the preceding proviso shall not relieve the Buyer of any obligation under this Agreement. Any conveyance, assignment or transfer made in violation of this Section 13.6 will be void ab initio.

13.7 Headings. The headings contained in this Agreement, the Exhibits and Schedules hereto and the table of contents hereof are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

13.8 Interpretation. The Parties acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and each has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto, regardless of which Party was generally responsible for the preparation of this Agreement.

13.9 Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

13.10 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement. This Agreement may be executed and delivered in counterpart signatures delivered via facsimile or other electronic transmission and any such counterpart so delivered shall be deemed to be an original instrument.

13.11 No Third Party Beneficiaries. Except as specifically provided in Article XI, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights under this Agreement.

13.12 Interest. If any Party defaults in the payment when due of any sum payable under this Agreement, the liability of such Party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment at the Applicable Rate.
* * * * *
Signature Page to Purchase Agreement

IN WITNESS WHEREOF, the Parties have executed this Purchase Agreement as of the date first above written.

BUYER:

HARIMA CHEMICALS, INC.

By:____________________________
Yoshihiro Hasegawa
President
SELLER:

MOMENTIVE SPECIALTY CHEMICALS INC.

By:____________________________
Bertrand Falque
Authorized Person

NY1:1823269.7

EXHIBIT A
Selling Subsidiaries

1.	Hexion Specialty Chemicals BVBA

2.	Tianjin Hexion Specialty Chemicals Co. Ltd.

3.	Hexion CI Holding Company (Del) LLC

4.	Lawter International Inc.

5.	RSM Europe B.V.

6.	Resolution Specialty Materials Rotterdam BV

7.	Borden Chemical Holdings (Panama) S.A.

8.	Hexion Specialty Chemicals Korea Co. Ltd.

9.	Hexion Specialty Chemicals (N.Z.) Limited

10.	Hexion Specialty Chemicals Pty. Ltd.

EXHIBIT B
Financial Statements
See attached.

EXHIBIT C
Custom IT System Components
Zemeter

•	External Interfaces

•	50+ Custom ABAP Extracts for master data

•	MD61 Output Process

•	BW Metrics Output

•	Netted Scheduling Output

•	COPA Budgeting Output

•	Planned Order creation interface

•	Zemeter Demand Management

•	Data Reports - 30 Custom Reports for Open Orders, Allocations, STO's etc.

•	Data Tool - Partner function overrides, customer pooling, forecast unitization,

•	active status,

•	Disaggregation Tool - Disaggregate High level forecasting across production sites

•	Metrics - 75+ custom metrics and reports

•	Override/Realignment reporting

•	Override removal interface

•	Shipment adjustment tool

•	MTD Forecasting Accuracy tool

•	SNF/FNS automated reporting

•	Zemeter Inventory Management

•	Regional and world wide inventory cubes

•	Month End financial cubes

•	Current MTD and Daily Order progression

•	30 Global and regional custom inventory reports - Dead Inventory, Fill Rate, Inventory Velocity, Quarterly Inventory Summary

•	ISA Safety stock calculator

•	Inventory Fill Rate/Excess Inventory analysis

•	Zemeter Planning Model

•	SAP Data Diagnostics

•	Lost Sales Analysis

•	Zemeter RAFT Database

•	Custom database for comparing actual to planned production rate by plant and facility

•	Rate planning and reporting

•	Rate forecasting

EXHIBIT D
Form of Transitional Services Agreement
See attached.

EXHIBIT E
Form of Toll Processing Agreement
See attached.

EXHIBIT F
Form of Reverse Toll Agreement
See attached.

EXHIBIT G
Form of ROBUST License Agreement

See attached.